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                                                                   EXHIBIT 10.23






                             NOTE PURCHASE AGREEMENT

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                                TABLE OF CONTENTS


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ARTICLE 1. DESCRIPTION OF SENIOR SUBORDINATED NOTE AND COMMITMENT............................1

        1.1    Description of Senior Subordinated Note.......................................1

        1.2    Commitment; Funding...........................................................1

        1.3    Origination Points............................................................1

        1.4    Use of Proceeds...............................................................2

ARTICLE 2. PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED NOTE................................2

        2.1    Principal and Interest Payments...............................................2

        2.2    Optional Prepayments..........................................................3

        2.3    Mandatory Prepayments.........................................................4

        2.4    Reasonableness of Prepayment Fee..............................................5

        2.5    Additional Payments...........................................................5

        2.6    Direct Payment................................................................5

        2.7    Payments Payable on Business Days.............................................5

        2.8    Interest Laws.................................................................6

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................................6

        3.1    Existence.....................................................................6

        3.2    Authority.....................................................................7

        3.3    Investor Status...............................................................7

        3.4    Investment for own Account....................................................7

        3.5    Legend on Note................................................................7

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................8

        4.1    Corporate Existence and Authority.............................................8



                                       i
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        4.2    Financial Statements..........................................................8

        4.3    Default.......................................................................9

        4.4    Authorization and Compliance with Laws and Material Agreements................9

        4.5    Environmental Condition of the Property.......................................9

        4.6    Solvency.....................................................................10

        4.7    Litigation and Judgments.....................................................11

        4.8    Rights in Properties; Liens..................................................11

        4.9    Enforceability...............................................................12

        4.10   Indebtedness.................................................................12

        4.11   Taxes........................................................................12

        4.12   Use of Proceeds; Margin Securities...........................................13

        4.13   ERISA........................................................................13

        4.14   Delivery of Senior Loan Documents and Acquisition Documents..................13

        4.15   Disclosure...................................................................13

        4.16   Subsidiaries and Capitalization..............................................14

        4.17   Current Locations............................................................14

        4.18   Investment Company Act.......................................................14

        4.19   Public Utility Holding Company Act...........................................14

        4.20   Securities Laws..............................................................14

        4.21   No Labor Disputes............................................................15

        4.22   Brokers......................................................................15

        4.23   Liens........................................................................15

        4.24   Insurance....................................................................15

        4.25   Conduct of Business..........................................................15

        4.26   Officers, Directors, Etc.....................................................15



                                       ii
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ARTICLE 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.................................16

        5.1    Effectiveness of Senior Loan Documents.......................................16

        5.2    Effectiveness of Senior Subordination Agreement..............................16

        5.3    Minimum Availability.........................................................16

        5.4    Acquisition Documents........................................................16

        5.5    No Litigation; Consummation of Transactions..................................17

        5.6    Documents....................................................................17

        5.7    Preferred Stock Issuance...........................ERROR! BOOKMARK NOT DEFINED.

        5.8    Material Adverse Change......................................................19

        5.9    Origination Points; Other Expenses...........................................19

        5.10   No Default or Event of Default...............................................19

        5.11   Representations and Warranties...............................................20

        5.12   Due Diligence................................................................20

ARTICLE 6. AFFIRMATIVE COVENANTS............................................................20

        6.1    Financial Statements.........................................................20

        6.2    Certificates; Other Information..............................................21

        6.3    Books and Records............................................................22

        6.4    Financial Disclosure.........................................................22

        6.5    Accountants..................................................................22

        6.6    Disclosure of Material Matters...............................................23

        6.7    Performance of Obligations...................................................23

        6.8    Preservation of Existence and Conduct of Business............................23

        6.9    Maintenance of Properties....................................................23

        6.10   Payment of Taxes and Claims..................................................23

        6.11   Compliance with Laws.........................................................24



                                      iii
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        6.12   Payment of Leasehold Obligations.............................................24

        6.13   Insurance....................................................................24

        6.14   Inspection Rights............................................................25

        6.15   Notices......................................................................25

        6.16   Senior Loan Document Amendments..............................................26

        6.17   Further Assurances...........................................................26

        6.18   Compliance with ERISA and the Code...........................................26

        6.19   Compliance with Regulations, T, U and X......................................26

        6.20   Fiscal Year..................................................................26

        6.21   Environmental Costs..........................................................27

        6.22   Board Observation Rights.

        6.23   Guarantors.  ................................................................27

ARTICLE 7. NEGATIVE COVENANTS...............................................................27

        7.1    Indebtedness.................................................................28

        7.2    Limitation on Liens..........................................................28

        7.3    Merger, Acquisition, Dissolution and Sale of Assets..........................28

        7.4    Restricted Payments..........................................................28

        7.5    Loans and Investments........................................................29

        7.6    Transactions with Affiliates.................................................29

        7.7    Nature of Business...........................................................30

        7.8    Modification of Senior Loan Documents........................................30

        7.9    Capital Expenditures.........................................................30

        7.10   Financial Covenants..........................................................31

        7.11   Remuneration.................................................................32

        7.12   Use of Proceeds..............................................................32



                                       iv
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ARTICLE 8. EVENTS OF DEFAULT AND REMEDIES...................................................32

        8.1    Events of Default............................................................32

        8.2    Remedies of Holders upon Occurrence of Event of Default......................33

        8.3    Annulment of Acceleration....................................................34

        8.4    Payment of Senior Subordinated Obligations...................................34

        8.5    Remedies.....................................................................34

        8.6    Conduct No Waiver............................................................35

ARTICLE 9. SUBORDINATION....................................................................35

ARTICLE 10. FORM OF SENIOR SUBORDINATED NOTE; REGISTRATION, TRANSFER AND REPLACEMENT........35

        10.1   Form of Senior Subordinated Note.............................................35

        10.2   Senior Subordinated Note Register............................................36

        10.3   Issuance of New Senior Subordinated Note upon Exchange or Transfer...........36

        10.4   Replacement of Senior Subordinated Note......................................36

        10.5   Deferral Note................................................................37

ARTICLE 11. INTERPRETATION OF AGREEMENT.....................................................37

        11.1   Certain Terms Defined........................................................37

        11.2   Other Terms..................................................................47

        11.3   Accounting Principles........................................................48

        11.4   Directly or Indirectly.......................................................48

ARTICLE 12. MISCELLANEOUS...................................................................49

        12.1   Expenses.....................................................................49

        12.2   Indemnification..............................................................49

        12.3   Notices......................................................................50

        12.4   Reproduction of Documents....................................................51

        12.5   Assignment; Sale of Interest.................................................51



                                       v
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        12.6   Successors and Assigns.......................................................51

        12.7   Headings.....................................................................51

        12.8   Counterparts.................................................................52

        12.9   Reliance on and Survival Provisions..........................................52

        12.10  Integration and Severability.................................................52

        12.11  LAW GOVERNING................................................................52

        12.12  WAIVERS; MODIFICATION........................................................53

        12.13  CONFIDENTIALITY..............................................................53

        12.14  WAIVER OF JURY TRIAL.........................................................54



ANNEX, SCHEDULES AND EXHIBITS


Annex I               Information Concerning Purchaser

Schedule 4.2          Material Adverse Change
Schedule 4.3          Defaults Under Existing Agreements
Schedule 4.4          Authorizations, Approvals, Consents and Filings
Schedule 4.5          Environmental Condition of Property
Schedule 4.7          Litigation and Judgments
Schedule 4.10         Indebtedness
Schedule 4.16         Subsidiaries and Capitalization
Schedule 4.17         Current Locations
Schedule 4.22         Brokers
Schedule 4.25         Conduct of Business

Exhibit A             Form of Senior Subordinated Note
Exhibit B             Form of Covenant Compliance Certificate
Exhibit C             Trailing Twelve Month Financial Information



                                       vi
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                             NOTE PURCHASE AGREEMENT


        This NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of November 25, 2002, is by and among DECKERS OUTDOOR CORPORATION, a Delaware corporation (the "Company"), and THE PENINSULA FUND III LIMITED PARTNERSHIP, a Delaware limited partnership (the "Purchaser"). Capitalized terms used in this Agreement are defined in Section 11.1.

        To induce Purchaser to purchase the Senior Subordinated Note from the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


             ARTICLE 1. DESCRIPTION OF SENIOR SUBORDINATED NOTE AND
                                   COMMITMENT

        1.1 Description of Senior Subordinated Note.

               The Company will authorize the issuance and sale of its Senior Subordinated Note which shall be dated as of the Closing Date, shall be in the aggregate original principal amount of $14,000,000, and shall bear interest at the fixed rate of sixteen and three quarters percent (16.75%) per annum; provided, however, that upon the occurrence of an Event of Default and during the continuance thereof, the unpaid principal amount of the Senior Subordinated Note shall bear interest at the rate of 18.75% per annum. Interest on the Senior Subordinated Note shall be computed on the basis of the actual number of days elapsed over a 365 or 366 day year, as the case may be. The Senior Subordinated Note shall be substantially in the form attached hereto as Exhibit A-1.

        1.2 Commitment; Funding.

               Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to Purchaser and Purchaser agrees to purchase from the Company, the Senior Subordinated Note in the principal amount of $14,000,000 at a price of one hundred percent (100%) of such principal amount. The Senior Subordinated Note will be delivered to Purchaser, and shall be issued in its name or the name of its nominee, provided that such nominee is a Holder.

        1.3 Origination Points.

               The Company shall pay to Purchaser origination points in the amount of 2.0% of the principal amount of the Senior Subordinated Note in immediately available funds, which shall be paid on or prior to the Closing Date. All origination points paid under this Section 1.3 are fully earned and nonrefundable.


        1.4 Use of Proceeds.

               The proceeds from the sale of the Senior Subordinated Note shall be used solely (a) to finance the Acquisition, (b) to pay all fees, costs and expenses payable pursuant to this Agreement and the Other Agreements, and (c) prior to such proceeds being used for the purposes set forth in the preceding clauses (a) and (b), for Permitted Investments on a temporary basis.


          ARTICLE 2. PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED NOTE

        2.1 Principal and Interest Payments.

               2.1.1. Unless otherwise accelerated pursuant to the terms hereof, principal and interest on the Senior Subordinated Note shall be due and payable as follows:

               (a) Principal shall be due and payable in quarterly payments on the last day of the quarter each in the amount of $1,500,000 commencing on the earlier of (i) the last day of the month which is six months after payment in full of the Senior Term Debt, and (ii) November 30, 2007, and continuing until the Maturity Date, when the outstanding principal amount of the Senior
Subordinated Note shall be due and payable.

               (b) Interest shall be due and payable (i) monthly in arrears on each Interest Payment Date, commencing in December, 2002, and (ii) on the Maturity Date.

               (c) At the Company's sole option, the Company may elect, on any Interest Payment Date with respect to the interest payment then due on the Senior Subordinated Note, by giving notice to Purchaser on such Interest Payment
Date, to pay in cash a portion of such interest payment at a rate not less than twelve percent (12%) per annum, and to defer the remaining portion of the accrued but unpaid interest then due (the "Partial Deferral"). If the Company elects to defer a portion of the interest then due, the Company will execute and deliver to Purchaser a note, in the form attached hereto as Exhibit A-2
(together with any and all notes issued in replacement or substitution therefor, the "Deferral Note"), which note will be in the amount of the deferred interest, will bear interest at the rate of 16.75% per annum prior to an Event of Default and 18.75% subsequent to and during the continuance of an Event of Default, payable monthly on each Interest Payment Date, and will be due and payable on the Maturity Date. On each succeeding Interest Payment Date, the Company, at its sole option, will be entitled to elect a Partial Deferral for the interest payment then due on the Senior Subordinated Note, and to elect to either pay the interest then due on the Deferral Note in cash or to defer the payment of such interest (a "Subsequent Interest Deferral"). On any Interest Payment Date that the Company elects a Partial Deferral, a Subsequent Interest Deferral or both, the Company will execute and deliver a replacement Deferral Note in the new principal amount equal to the principal amount of the then existing Deferral
Note, plus the interest deferred on the Senior Subordinated Note pursuant to the then-elected Partial Deferral, if any, plus the interest deferred pursuant to the then-elected Subsequent Interest Deferral, if any. The outstanding principal amount of the Deferral Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.



                                       2
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        2.1.2. If any payment of principal is not received by Purchaser on or before its due date, or any payment of interest and or other amounts payable hereunder is not received by Purchaser on or before the second day after such payment is due, the Company shall pay a late fee equal to the greater of (a)
$1,000 or (b) five percent (5%) of the amount due.

        2.2 Optional Prepayments.

        2.2.1. At the Company's option, upon notice given as provided below and subject to the terms of the Senior Subordination Agreement, the Company may, at any time and from time to time on the last Business Day of any month, prepay all or any part of the principal of the Senior Subordinated Note, by payment to Purchaser of an amount equal to (a) the principal amount to be prepaid, plus (b) accrued unpaid interest on the principal amount so prepaid, plus (c) any expense or indemnification amounts for which Purchaser may be entitled to receive payment or reimbursement hereunder or, if the Senior Subordinated Note is being prepaid in full, the aggregate amount of all other Senior Subordinated
Obligations (including without limitation any Deferral Note outstanding), plus
(d) a premium equal to the percentage of the principal amount so prepaid which is applicable in accordance with the following table based on the date on which such prepayment is made (a "Prepayment Fee"):

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                 Prepayment Date                                        Premium
                 ---------------                                        -------
        Closing Date through November 24, 2003                             5%
        November 25, 2003 through November 24, 2004                        4%
        Thereafter                                                         0%

Notwithstanding the foregoing, no Prepayment Fee shall be payable with respect to (a) prepayments made by the Company with the prior consent of the Senior Lender and the Purchaser (which consent by the Purchaser shall not be unreasonably withheld) during the period between November 25, 2003 through November 24, 2004 to the extent such prepayments do not exceed $2,000,000 (the "Two Million Dollar Prepayment Limit"), or (b) prepayments of any principal of and interest on any Deferral Note. The amount of any prepayment on any Deferral Note during this period between November 25, 2003 through November 24, 2004 shall not be included in the Two Million Dollar Prepayment Limit.

        2.2.2. Each partial prepayment under this Section 2.2 shall be made on the last Business Day of a month in a principal amount of not less than $1,000,000 or, if greater than $1,000,000, then in integral multiples of $250,000. Each prepayment under this Section 2.2 shall be applied first to accrued interest on the principal amount prepaid, second to the Deferral Note, if any, third to the Prepayment Fee, fourth to any expenses to which Purchaser may be entitled, fifth to installments of principal in the inverse order of their maturities, and sixth if the Senior Subordinated Note is being prepaid in full, the aggregate amount of all other Senior Subordinated Obligations. The amount of any such prepayment or any prepayment under Section 2.3 may not be reborrowed from the Purchaser by the Company. The Company shall give notice of any optional prepayment to Purchaser not less than thirty (30) days nor more than sixty (60) days before the date for prepayment, specifying in each such notice the date upon which prepayment is to be made (which must be the last Business Day of a month) and the principal

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amount of the Senior Subordinated Note (together with accrued interest and any applicable Prepayment Fee) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Senior Subordinated Note except as provided in this Section 2.2 or in
Section 2.3. No Prepayment Fee shall apply to any scheduled principal payment under Section 2.1.1(a).

        2.3 Mandatory Prepayments.

               The Company shall, subject to the terms of and to the extent permitted by the Senior Subordination Agreement and subject to Purchaser's right in its sole discretion to waive such prepayments, make mandatory prepayments in each of the following circumstances:

        2.3.1. Intentionally omitted.

        2.3.2. If during any fiscal year the Company or its Subsidiaries shall sell or otherwise dispose of (other than as permitted by Section 6.9 or Section 7.3) any property or properties, then the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate Net Cash Proceeds of such sales or other dispositions or (ii) the aggregate amount of all Senior Subordinated Obligations (including any Prepayment Fee), such prepayment to be made within five (5) Business Days of receipt of such Net Cash Proceeds, all subject to the terms of and to the extent permitted by the Senior Subordination Agreement.

        2.3.3. Intentionally omitted.

        2.3.4. In the event of any collection of or realization by the Purchaser upon any Collateral following an Event of Default, the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate Net Cash Proceeds of all collections or other realizations of Collateral by Purchaser or (ii) the aggregate amount of all Senior Subordinated Obligations (including any Prepayment Fee), such prepayment to be made within five (5) Business Days of receipt of such Net Cash Proceeds, all subject to the terms of and to the extent permitted by the Senior Subordination Agreement.

        2.3.5. In the event of any sale or other disposition of all or substantially all of the stock or assets of the Company or any Subsidiary of the Company in a single transaction or series of transactions (other than as permitted by Section 6.9 or Section 7.3), the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate Net Cash Proceeds of such sales or dispositions or (ii) the aggregate amount of all Senior Subordinated Obligations (including any Prepayment Fee), prepayment to be made within five (5) Business Days of receipt of such net proceeds, all subject to the terms of and to the extent permitted by the Senior Subordination Agreement.

        Any prepayment under this Section 2.3 made prior to November 24, 2004 shall be subject to payment of a Prepayment Fee, and shall be applied first to accrued interest on the Senior Subordinated Note, second to the Deferral Note, if any, third to any Prepayment Fee, fourth to any expenses for which Purchaser may be entitled, fifth to installments of principal in the inverse order of their maturities on the Senior Subordinated Note, and sixth if the Senior Subordinated Note is being prepaid in full, the aggregate amount of all other Senior Subordinated Obligations. The amount of any such mandatory prepayment may not be reborrowed by the Company from the Purchaser.

        2.4 Reasonableness of Prepayment Fee.

               The Company agrees and acknowledges that any Prepayment Fee payable pursuant to Section 2.2 or Section 2.3 is the product of arm's length negotiation between the parties and the amount thereof constitutes reasonable compensation for loss by the Purchaser of the opportunity to recover loan origination expenses and profits over the balance of the term of this Agreement, and is not a penalty.

        2.5 Additional Payments.

               Unless otherwise provided herein or in the Other Agreements, all Senior Subordinated Obligations, other than principal and interest on the Senior Subordinated Note and the Deferral Note, if any, shall be payable by the Company to the Holder thereof, on demand, and shall bear interest from the date of demand until paid at the rate of interest then applicable under Section 1.1. Payment of fees and expenses due and payable on the Closing Date to Purchaser and the reasonable fees and expenses of Purchaser's legal counsel shall be paid in full on the Closing Date.

        2.6 Direct Payment.

               The Company will pay all sums becoming due hereunder and on the Senior Subordinated Note and the Deferral Note to Purchaser at the address specified for Purchaser on Annex I hereto, by wire transfer in U.S. Dollars of Federal Reserve or other immediately available funds, to the account specified for Purchaser on Annex I or at such other address or in such other form as Purchaser shall have designated by notice to the Company at least five Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by the Company shall be made without defense, set-off or counterclaim. Any wire transfer shall identify such payment as "Deckers Outdoor Corporation 16.75% Senior Subordinated Note" and shall identify the payment as principal, premium, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

        2.7 Payments Payable on Business Days.

               Payments of all amounts due hereunder or under the Senior Subordinated Note or Deferral Note shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the immediately preceding Business Day, together with all interest (if any) accrued to and including such preceding Business Day.

        2.8 Interest Laws.

        2.8.1. Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, the Company shall not be required to pay, and Purchaser shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: (i) the provisions of this Section 2.8 shall govern and control; (ii) the Company shall not be obligated to pay any Excess Interest;
(iii) any Excess Interest that Purchaser may have contracted for, taken, reserved, charged or received hereunder shall be, at Purchaser's option, (A) applied as a credit against the outstanding principal balance of the Senior Subordinated Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (B) refunded to the payor thereof, or (C) any combination of the foregoing; (iv) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (v) the Company shall have no action against Purchaser for any damages arising due to any Excess Interest.

        2.8.2. Notwithstanding the foregoing, if for any period of time interest on any Senior Subordinated Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Senior Subordinated Obligations thereafter shall remain at the Maximum Rate until Purchaser shall have received the amount of interest which Purchaser would have received during such period on such Senior Subordinated Obligations had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Senior Subordinated Obligations until payment in full so that the rate or amounts of interest on account of the Senior Subordinated Obligations does not exceed the Maximum Rate. The terms of this Section 2.8 shall be deemed incorporated into each Other Agreement and any other document or instrument between the Company and Purchaser or directed to the Company by Purchaser, whether or not specific reference to this Section 2.8 is made.


             ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to the Company as follows:

        3.1 Existence.

               It is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

        3.2 Authority.

               It has the partnership right and power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the agreements, documents and instruments contemplated hereby to which the Purchaser is a party and its partners, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement and the agreements, documents and instruments contemplated hereby to which the Purchaser is a party have been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

        3.3 Investor Status.

               It (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended, and (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Senior Subordinated Notes from the Company and the suitability thereof for Purchaser. It has had an opportunity to ask such questions of Company management and obtain such information about the Company and the Subsidiaries as it has deemed necessary or advisable.

        3.4 Investment for own Account.

               It is acquiring the Senior Subordinated Note for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

        3.5 Legend on Note.

               It agrees that the Senior Subordinated Note will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

        3.6 Licensed Lender.

               Purchaser holds a license issued by the California Commissioner of Corporations to engage in the business of a finance lender, and such license is in full force and effect.

        3.7 Brokers.

               Neither Purchaser nor any of its representatives, directly or indirectly, has dealt with any broker, finder, commission agent or other Person in connection with transactions referenced in or contemplated by this Agreement or the Other Agreements, nor are any of them under any obligation to pay any broker's fee or commission in connection with such transactions, except as set forth on Schedule 3.7.

            ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        To induce Purchaser to enter into this Agreement, the Company represents and warrants to Purchaser that, after giving effect to the transactions contemplated by the Acquisition Documents, Senior Loan Documents, this Agreement and the Other Agreements:

        4.1 Corporate Existence and Authority.

               Each of the Company and Guarantors (a) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, (b) has all requisite power and authority to own its respective assets and carry on its respective business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Each of the Company and its Subsidiaries has the power and authority to execute, deliver, and perform its obligations under this Agreement, the Acquisition Documents, the Senior Loan Documents, and all Other Agreements to which it is, or in connection with the transactions contemplated hereby may become, a party.

        4.2 Financial Statements.

               The Company has delivered to Purchaser (a) audited consolidated financial statements of the Company and its Subsidiaries as at and for the fiscal years ended December 31, 1999, 2000, and 2001, unaudited financial statements of the Company for the nine-month period ended September 30, 2002, and (b) cash flow projections of the Company and its Subsidiaries for the five-year period following the Closing Date together with a written statement of the assumptions underlying them. The financial statements referred to in clause
(a) of this Section 4.2 are true and correct in all material respects, have been prepared in accordance with GAAP (except as otherwise noted therein), and fairly and accurately present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates indicated therein and the results of the Company's and its Subsidiaries' operations for the respective periods indicated therein. The cash flow projections referred to in clause (b) of this Section 4.2 have been prepared in good faith and are based on what the Company believes to be a reasonable assessment of the future performance of the Company, subject to general business conditions, world events, and economic factors which may be beyond its control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Company. The projections involve known and unknown risks, uncertainties and other factors, including those outlined in the risk factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied in the projections. At December 31, 2001 and September 30, 2002, neither the Company nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in such financial statements which are, individually or in the aggregate, material to the financial condition or operations of the Company as of that date which are not reflected on such financial statements. There has been no material adverse change in the financial condition or operations of the Company or any of its Subsidiaries since September 30, 2002, nor has there otherwise occurred a Material Adverse Effect. The representations and warranties contained in this Section 4.2 are qualified by reference to the $4,290,000 award that has been entered against the Company in the Yeti Action.

        4.3 Default.

               Except as disclosed on Schedule 4.3, and except to the extent that such defaults would not in the aggregate have a Material Adverse Effect, neither the Company nor any of the Guarantors is in default under any loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties may be bound. The Company and the Guarantors are paying their debts as they become due.

        4.4 Authorization and Compliance with Laws and Material Agreements.

               The execution, delivery and performance by the Company and the Guarantors of this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which they are or may in connection with the transactions contemplated hereby become a party, have been or prior to the consummation of such transactions will be duly authorized by all requisite action on the part of the Company and the Guarantors and do not and will not violate in any material respect their respective Certificate of Incorporation or Bylaws or any law or any order of any court, governmental authority or arbitrator, and do not and will not upon the consummation of the transactions contemplated hereby conflict with, result in a breach in any material respect of, or constitute a default in any material respect under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of the Company or any of the Guarantors pursuant to the provisions of any loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which the Company, any of the Guarantors, or any of their properties are bound. Except as set forth on Schedule 4.4, no authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by the Company and the Guarantors of this Agreement, the Acquisition Documents, the Senior Loan Documents, and the Other Agreements to which it is a party or the validity or enforceability thereof. All such authorizations, approvals, consents, filings and registrations described in
Schedule 4.4 have been obtained. Neither the Company nor the Guarantors is in violation of any term of its respective Certificate of Incorporation or Bylaws, any material contract, agreement, judgment or decree and is in material compliance with all applicable laws, regulations and rules.

        4.5 Environmental Condition of the Property.

               Except as disclosed on Schedule 4.5:

               4.5.1. The location, construction, occupancy, operation and use of the Property do not violate in any material respect any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including, without limitation, all applicable zoning ordinances and building codes, flood disaster, occupational health and safety laws and Environmental Laws and regulations (as referred to in this Section 4.5, collectively, "applicable laws");

               4.5.2. Without limitation of Subsection 4.5.1, neither the Company, any of its Subsidiaries (other than Foreign Subsidiaries), nor the Property is subject to any existing, pending or to the Knowledge of the Company, threatened investigation or inquiry by any governmental authority or subject to any remedial obligations due to violations in any material respect of applicable laws;

               4.5.3. The Company is not subject to any liability or obligation in excess of $100,000 relating to (i) the environmental conditions on, under or about the Property, including, without limitation, the soil and ground water conditions at the Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Substance;

               4.5.4. There is no Hazardous Substance or other substance that may pose any material risk to safety, health or the environment on, under or about any Property.

               4.5.5. The Company and its Subsidiaries (other than the Foreign Subsidiaries) have taken reasonable steps to determine and hereby represent and warrant that no Hazardous Substances have been disposed of or otherwise released on, onto, into, or from the Property, and the use which the Company and its Subsidiaries make and intend to make of the Property does not and will not result in the disposal or other release of any Hazardous Substances on, onto, into or from the Property in violation of any applicable laws; except for such releases and violations which would not in the aggregate have a Material Adverse Effect; and

               4.5.6. The Company and its Subsidiaries (other than the Foreign Subsidiaries) have been issued all required federal, state and local licenses, certificates or permits relating to, and the Property, the Company and their facilities, business, assets, leaseholds and equipment are all in compliance in all material respects with all applicable federal, state and local laws, rules and regulations relating to, air emissions, water discharge, noise emissions, solid or liquid waste disposal, Hazardous Substances, or other environmental, health or safety matters.

               4.6 Solvency.

               After giving effect to the transactions contemplated by the Acquisition Documents, Senior Loan Documents, this Agreement and the Other Agreements, the Company and each of its Subsidiaries (other than the Foreign Subsidiaries) will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its respective business and all businesses in which it is about to engage, and:

               4.6.1. the assets of the Company and each of its Subsidiaries (other than the Foreign Subsidiaries), at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company or such Subsidiary;

               4.6.2. current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect the Company's judgment based on present circumstances, the most likely set of conditions and the Company's and each of its Subsidiaries (other than the Foreign Subsidiaries) most likely course of action for the period projected, demonstrate that the Company and each of its Subsidiaries will have sufficient cash flow to enable it to pay its debts as they mature; and

               4.6.3. the Company and each of its Subsidiaries (other than the Foreign Subsidiaries) does not have an unreasonably small capital base with which to engage in its anticipated business.

               For purposes of Subsection 4.6.1, the "fair valuation" of the assets of the Company and each of its Subsidiaries shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, deeming the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase as a going concern under ordinary selling conditions.

               4.7 Litigation and Judgments.

               Except for the Yeti Action and the other matters disclosed on
Schedule 4.7, (i), there is no action, suit, proceeding or investigation before any court, governmental authority or arbitrator pending, or to the Knowledge of the Company threatened, against or affecting the Company or any of its Subsidiaries (other than the Foreign Subsidiaries), or the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents and/or any of the Other Agreements which is likely to have a Material Adverse Effect, and (ii) there are no outstanding judgments against the Company or any of its Subsidiaries. None of the matters listed on Schedule 4.7 are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that no such representation and warranty is made with respect to the Yeti Action.

               4.8 Rights in Properties; Liens.

               The Company and each of the Guarantors have good and indefeasible title to all properties and assets reflected on its balance sheets, and none of such properties or assets is subject to any Liens, except for Permitted Liens. The Company and each of the Guarantors enjoy peaceful and undisturbed possession under all leases necessary for the operation of its other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect. There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could reasonably have a Material Adverse Effect. Except as set forth on Schedule 4.8, (i) the Company and each of its Subsidiaries have the right to use all of the Intellectual Property necessary to its business as presently conducted, and (ii) the Company's and each of its Subsidiaries' use of the Intellectual Property do not infringe on the rights of any other Person, except for such infringement that would not have a Material Adverse Effect. To the Company's Knowledge, no other Person is infringing the rights of the Company in any of the Intellectual Property. Neither the Company nor any of its Subsidiaries owes any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property. The foregoing representations and warranties are qualified by reference to the matters disclosed in writing by the Company to the Purchaser at Closing.

        4.9 Enforceability.

               This Agreement, the Senior Loan Documents, the Acquisition Documents and the Other Agreements to which the Company and the Guarantors are a party, when delivered, shall constitute the legal, valid and binding obligations of the Company and the Guarantors, as the case may be, enforceable against the Company and the Guarantors, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

        4.10 Indebtedness.

               Neither the Company nor any of its Subsidiaries (other than the Foreign Subsidiaries) has any Indebtedness, except for Permitted Indebtedness. All Indebtedness of the Company and its Subsidiaries (other than the Foreign Subsidiaries) existing as of the Closing Date is disclosed on Schedule 4.10. All Indebtedness owed by the Company or any of its Subsidiaries to any Affiliate is disclosed as a separate category on Schedule 4.10.

        4.11 Taxes.

               The Company and each of its Subsidiaries (other than the Foreign Subsidiaries) have filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes, and has paid all of its tax liabilities when due and payable, other than deferred taxes and other than immaterial amounts and taxes that are being contested by the Company or such Subsidiary in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established. To the Knowledge of the Company there is no pending investigation of the Company or any of its Subsidiaries (other than the Foreign Subsidiaries) by any taxing authority or pending but unassessed tax liability of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (other than the Foreign Subsidiaries) has made presently effective waiver of any applicable statute of limitations or request for an extension of time to file a tax return, and neither the Company nor any of its Subsidiaries (other than the Foreign Subsidiaries) is a party to any tax-sharing agreement. The foregoing representations and warranties are qualified by reference to the fact that the Company is being audited by the Internal Revenue Service and its Netherlands Subsidiary is being audited by The Inland Revenue.

        4.12 Use of Proceeds; Margin Securities.

               The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither the Company nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement, the Senior Loan Documents, the Acquisition Documents or any of the Other Agreements to violate Regulations T, U or X or to violate the Exchange Act.

        4.13 ERISA.

               All members of any Controlled Group have complied in all material respects with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Code, applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder. With respect to any Employee Benefit Plan, all members of any Controlled Group have made all material contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan and the terms of any contract or agreement. No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in
Section 4001(a)(18) of ERISA, with respect to any Pension Plan which pose a risk of causing a Lien to be created on the assets of the Company or any of its Subsidiaries or which will result in the occurrence of a Reportable Event. No member of any Controlled Group has been required to contribute to a multiemployer plan, as defined in Section 4001(a)(3) of ERISA. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by any member of a Controlled Group. The term as referred to in this Section 4.13, includes any joint and several liability. No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan which reasonably could have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise), of an Employee Benefit Plan.

        4.14 Delivery of Senior Loan Documents and Acquisition Documents.

               Purchaser has received complete copies of the Senior Loan Documents, the Acquisition Documents and all amendments thereto, waivers relating thereto, and other side letters or agreements affecting the terms thereof. The Senior Loan Documents and the Acquisition Documents are in full force and effect. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Purchaser.

        4.15 Disclosure.

               No representation or warranty made by the Company or its Subsidiaries in this Agreement, the Senior Loan Documents, the Acquisition Documents or any Other Agreement to which the Company or its Subsidiaries is a party contains any untrue fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which such representations and warranties are made. There is no fact known to the Company or its Subsidiaries which the Company or its Subsidiaries has determined has a Material Adverse Effect, or which the Company or its Subsidiaries has determined is reasonably likely to have a Material Adverse Effect, that has not been disclosed in writing to Purchaser.

        4.16 Subsidiaries and Capitalization.

               Except as set forth on Schedule 4.16, the Company has no Subsidiaries. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. The capitalization of the Company and its Subsidiaries on the Closing Date, including ownership of the preferred stock of the Company, is set forth on
Schedule 4.16.

        4.17 Current Locations.

               Schedule 4.17 identifies (a) the Company's and each of its Subsidiaries' principal place of business and chief executive office, (b) all the locations where the Company or any of its Subsidiaries maintains any books or records relating to any of its assets, (c) all other locations where the Company or any of its Subsidiaries has a place of business, and (d) each address where any of the Company's or any of its Subsidiaries' assets are located.
Schedule 4.17 accurately indicates whether each such location is owned or leased, and, if leased, identifies the owner of such location. No Person other than the Company or any of its Subsidiaries has possession of any material amount of the assets of the Company or any of its Subsidiaries except as disclosed on Schedule 4.17.

        4.18 Investment Company Act.

               Neither the Company nor any company controlling the Company is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        4.19 Public Utility Holding Company Act.

               The Company is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        4.20 Securities Laws.

               The Company has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Senior Subordinated Note. The foregoing representation and warranty is made in reliance on the representations and warranties of Purchaser set forth in Sections 3.3, 3.4 and 3.5.

        4.21 No Labor Disputes.

               Neither the Company nor any of its Subsidiaries is involved in any material labor dispute. There are no strikes or walkouts or union organization of any of the Company's or any of its Subsidiaries' employees in existence or, to the Knowledge of the Company, threatened, and no labor contract is scheduled to expire during the term of this Agreement.

        4.22 Brokers.

               Neither the Company, any of its Subsidiaries, nor any of their shareholders has dealt with any broker, finder, commission agent or other Person in connection with transactions referenced in or contemplated by this Agreement or the Other Agreements, nor is the Company, any of its Subsidiaries, or any of their shareholders under any obligation to pay any broker's fee or commission in connection with such transactions, except as set forth on Schedule 4.22.

        4.23 Liens.

               Purchaser's Liens attaching to the Collateral will constitute at all times valid, perfected (but only to the extent perfection can be obtained by the filing of a financing statement) and enforceable Liens, subject to no prior or superior Lien except for Permitted Liens. Before purchase of the Senior Subordinated Note, the Company will have taken or caused to be taken, or will have participated with Purchaser in taking, all necessary action (including making all necessary filings) to provide Purchaser with perfected Liens in the Collateral under the laws of all applicable jurisdictions (but only to the extent perfection can be obtained by the filing of a financing statement).

        4.24 Insurance.

               The amount and types of insurance carried by the Company and its Subsidiaries, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as the Company and its Subsidiaries and similarly situated.

        4.25 Conduct of Business.

               On the Closing Date, the Company and its Subsidiaries are engaged only in the business of sourcing, marketing and distributing apparel and related products.

        4.26 Officers, Directors, Etc.

               To the Knowledge of the Company, none of the Company's or its Subsidiaries' (other than the Foreign Subsidiaries) officers, directors, or executive employees have been convicted of a felony or been the subject of a criminal, regulatory or governmental investigation or proceeding.


           ARTICLE 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        Purchaser's obligations hereunder shall be subject to (a) the performance by the Company of its obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Senior Subordinated Note, and (b) the satisfaction of the following conditions on or before the Closing Date:

        5.1 Effectiveness of Senior Loan Documents.

               The Senior Loan Documents shall be in full force and effect and shall be on terms and conditions satisfactory to Purchaser. All conditions precedent to the making of the Senior Loans shall have been satisfied or waived with Purchaser's consent.

        5.2 Effectiveness of Senior Subordination Agreement.

               The Senior Subordination Agreement shall have been duly executed and delivered by the parties thereto, and shall be on terms and conditions which are reasonably satisfactory to Purchaser.

        5.3 Minimum Availability.

               The Company shall have available cash and immediately accessible availability (net of standby letters of credit which may be issued under the Senior Loan Documents) under the Senior Loans in an aggregate amount equal to not less than $4,000,000 on the Closing Date after giving effect to the payment of (a) the purchase price under the Acquisition Documents, (b) all fees payable to Purchaser under the terms of this Agreement and the Other Agreements, and (c) all costs and expenses arising as a result of the transactions contemplated by this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to which the Company or its Subsidiaries is a party, and Purchaser shall have received satisfactory evidence thereof, including a completed borrowing base certificate in the form required under the Senior Loan Documents.

        5.4 Acquisition Documents.

               The Acquisition Documents, including without limitation the subordination agreement with respect to the Seller Debt, shall be in full force and effect. The Acquisition shall be consummated contemporaneously with the funding of the Senior Subordinated Obligations, in accordance with the terms of the Acquisition Documents.

        5.5 No Litigation; Consummation of Transactions.

               No injunction, preliminary injunction, or temporary restraining order shall be threatened or shall exist which prohibits or may prohibit the transactions contemplated herein or any other related transaction, and except as disclosed on Schedule 4.7, no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist or any development with respect to any pending litigation shall occur, with respect to the Company, its Subsidiaries or the transactions contemplated herein, which, if adversely determined, could in the reasonable judgment of Purchaser have a Material Adverse Effect.

        5.6 Documents.

               Purchaser shall have received the following, each in form and substance reasonably satisfactory to Purchaser:

        5.6.1. Senior Subordinated Note. The Senior Subordinated Note issued in the name of Purchaser, duly executed by the Company;

        5.6.2. Security Documents and Other Agreements. The Security Documents and Other Agreements, duly executed by the parties thereto;

        5.6.3. Insurance. Certified copies of all insurance policies and endorsements thereto (or other evidence thereof reasonably satisfactory to Purchaser) required by Section 6.13;

        5.6.4. Approvals and Consents. Copies, certified by the Company, of all consents, authorizations, filings, licenses and approvals, if any, required as of the Closing Date in connection with the execution, delivery and performance by the Company or its Subsidiaries, or the validity and enforceability of, this Agreement, the Senior Loan Documents, the Acquisition Documents or the Other Agreements to which the Company or its Subsidiaries is a party;

        5.6.5. Opinion of Counsel to the Company. The written legal opinion of Sheppard Mullin Richter & Hampton, LLP, legal counsel to the Company and its Subsidiaries, with respect to matters relating to the Company, its Subsidiaries and their shareholders in the form of Exhibit C;

        5.6.6. General Certificate of the Company's and each Subsidiary's Secretary. A certificate of the Secretary of the Company and each Guarantor together with true, correct and complete copies of the following:

               (a) Certificate of Incorporation. The Certificate of Incorporation or other charter documents of the Company and each Guarantor, including all amendments thereto, certified by the Secretary of State (or other appropriate office) of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

               (b) Bylaws. The Bylaws of the Company and each Guarantor, including all amendments thereto;

               (c) Resolutions. The resolutions of the Board of Directors of the Company and each Guarantor authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which the Company and each Guarantor is a party;

               (d) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of the Company and each Guarantor as to its existence and good standing, and certificates of the appropriate government officials in each state where the Company or each Guarantor does business and where failure to qualify as a foreign company would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the Closing Date; and

               (e) Incumbency. The names of the officers of the Company and each Guarantor authorized to sign this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements to be executed by the Company and each Guarantor, together with a sample of the true signature of each such officer;

        5.6.7. Senior Loan Documents. Copies of the Senior Loan Documents and all documents and opinions relating thereto, and a certificate of the Chief Executive Officer and Chief Financial Officer of the Company certifying that such copies are true, correct and complete;

        5.6.8. Acquisition Documents. Copies of the Acquisition Documents and all documents and opinions relating thereto, and a certificate of the Chief Executive Officer and Chief Financial Officer of the Company certifying that such copies are true, correct and complete;

        5.6.9. Solvency Certificate. A certificate regarding the solvency of the Company and each of its Subsidiaries, which includes a pro forma balance sheet and cash flow projections for the Company and each of its Subsidiaries on a consolidated basis, executed by the Chief Executive Officer and Chief Financial Officer of the Company and such Subsidiary;

        5.6.10. Sources and Uses Certificate. A certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated hereby and by the Other Agreements;

        5.6.11. Pro Forma Covenant Compliance Certificate. A certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, setting forth in reasonable detail compliance by the Company with the covenants set forth in Sections 7.9, 7.10, and 7.11 and in the Senior Loan Agreement, as of the month end preceding the Closing Date and after taking into account the transactions contemplated by this Agreement, the Other Agreements, the Acquisition Documents and the Senior Loan Documents, in form and substance reasonably satisfactory to Purchaser;

        5.6.12. Trailing Twelve Month Financial Information. Monthly financial information of the Company, including without limitation Capital Expenditures, calculation of EBITDA, and working capital summary, for the trailing twelve months ending immediately prior to the Closing Date, in the form attached hereto as Exhibit D;

        5.6.13. Communication with Accountants. Purchaser shall have received a copy of a letter from the Company addressed to its accountants authorizing such accountants to disclose to Purchaser, but only to the extent permitted by Section 6.4, any and all financial information concerning the Company and its Subsidiaries requested by Purchaser in determining compliance with any of the financial covenants set forth in Sections 7.9, 7.10 and 7.11 and as otherwise contemplated by Section 6.4;

        5.6.14. Transaction Certificate. A certificate of the Chief Executive Officer and Chief Financial Officer of the Company that, to the best of their knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

        5.6.15. Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as Purchaser or Purchaser's counsel may reasonably request.

        5.7 Material Adverse Change.

               For the period from September 30, 2002 to the Closing Date, and except for the transactions contemplated by this Agreement, the Other Agreements, the Acquisition Documents and the Senior Loan Documents and except for the existence and consequences of the Yeti Action, there shall have been no occurrence or event which, in Purchaser's reasonable opinion, has or will have a Material Adverse Effect.

        5.8 Origination Points; Other Expenses.

               Origination points in the aggregate amount set forth in Section
1.3 shall have been paid to Purchaser. All other fees then payable pursuant to this Agreement (including the fees, expenses and disbursements of the Purchaser's counsel) shall have been paid to Purchaser (or such counsel, as applicable).

        5.9 No Default or Event of Default.

               No Default or Event of Default shall have occurred and be continuing.

        5.10 Representations and Warranties.

               All representations and warranties contained in this Agreement, the Acquisition Documents, the Senior Loan Documents and the Other Agreements shall be true and correct in all material respects on the Closing Date.

        5.11 Due Diligence.

               The Purchaser shall have completed to its reasonable satisfaction its business and legal due diligence with respect to the Company and its Subsidiaries.


                        ARTICLE 6. AFFIRMATIVE COVENANTS

        The Company covenants and agrees that, from the date hereof and until all of the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof (unless waived in writing by Purchaser at its sole discretion):

        6.1 Financial Statements.

        6.1.1. The Company will furnish to Purchaser:

               (a) As soon as available, and in any event within one hundred five (105) days after the end of each fiscal year of the Company, beginning with the fiscal year ending December 31, 2002, a copy of the annual audit report of the Company and its Subsidiaries for such fiscal year containing consolidated balance sheets, statements of income, statements of stockholders' equity, and statements of cash flows as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by KPMG LLP or other independent certified public accountants of recognized national standing selected by the Company and consented to by Purchaser to the effect that such report has been prepared in accordance with GAAP. The annual audit report required hereby shall not be qualified or limited.

               (b) As soon as available, and in any event within thirty (30) days after the end of each calendar month, (i) a copy of an unaudited financial report of the Company as of the end of such calendar month and for the portion of the fiscal year then ended, containing a consolidated balance sheet, statement of income, and statement of cash flows for each of the Company and its Subsidiaries, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, and (ii) copies of borrowing base certificates and covenant compliance certificates delivered to the Senior Lender and copies of all other documents or information required to be delivered by the Company and/or its Subsidiaries to the Senior Lender under the Senior Loan Documents.

               (c) Copies of all annual budgets, business plans, projected consolidated and consolidating balance sheets, income statements, and cash flow statements, and all revisions thereto and other financial models prepared from time to time by the Company for the audit committee of the Board of Directors.

        6.2 Certificates; Other Information.

        6.2.1. The Company will furnish to Purchaser all of the following:

               (a) Concurrently with the delivery of each of the financial statements referred to in Section 6.1.1 (a) and Section 6.1.1 (b), a certificate of an authorized officer of the Company in the form of the Covenant Compliance Certificate attached hereto as Exhibit B, (i) stating that no Default or Event of Default has occurred and is continuing or, if such officer has knowledge of a Default or Event of Default, the nature thereof and specifying the steps taken or proposed to remedy such matter, (ii) showing in reasonable detail the calculations showing compliance with Sections 7.9, 7.10, and 7.11, and (iii) stating that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to normal year-end audit adjustments, for the annual certificates) the financial condition and results of operations of the Company and its Subsidiaries at the date and for the period indicated therein.

               (b) Upon the reasonable request of the Purchaser, the Company shall deliver to the Purchaser a certificate of an authorized officer of the Company (i) containing summary details of revenues by product(s) or part(s),
(ii) containing a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, (iii) containing management's discussion and analysis of the business and affairs of the Company and its Subsidiaries which includes, but is not limited to, a discussion of the results of operations compared to those originally budgeted for such period, and
(iv) a report detailing (A) all matters materially affecting the value, enforceability or collectability of any material portion of its assets including, without limitation, the Company's or any of its Subsidiaries' reclamation or repossession of, or the return to the Company or any of its Subsidiaries of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (B) any material adverse change in the relationship between the Company or any of its Subsidiaries and any of their suppliers, franchisees, or customers.


               (c) As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by the Company or any of its Subsidiaries to its shareholders in their capacity as shareholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by the Company or any of its Subsidiaries with the Commission, any securities exchange or the Commission or any successor agency, including without limitation all reports filed on Form 10Q and Form 10K, (iii) any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which the Company or any of its Subsidiaries is a party, (iv) copies of all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public generally concerning material developments in the Company's or any of its Subsidiaries' business, and (v) copies of all material correspondence to or from the Senior Lender.

               (d) Promptly, such additional information concerning the Company or any of its Subsidiaries as Purchaser may reasonably request.

        6.3 Books and Records.

               The Company and its Subsidiaries will keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP.

        6.4 Financial Disclosure.

               The Company hereby irrevocably authorizes and directs, and agrees to cause its Subsidiaries to irrevocably authorize and direct all accountants and auditors employed by it (a) at any time during the term of this Agreement (regardless of whether an Event of Default has occurred) to disclose to Purchaser any and all financial information concerning the Company and its Subsidiaries reasonably requested by Purchaser in determining compliance with any of the financial covenants set forth in Sections 7.4.2, 7.9, 7.10 and 7.11 and answer Purchaser's questions from time to time about the Company and its financial condition, and (b) during the continuance of any Event of Default, in addition to clause (a), to exhibit and deliver to Purchaser copies of any of the Company's or any of its Subsidiaries' financial statements, trial balances, work papers or other accounting records of any sort in the accountant's or auditor's possession and to disclose to Purchaser any information they may have concerning the Company's or any of its Subsidiaries' financial status and business operations. On the Closing Date by letter in form and substance satisfactory to the Purchaser, the Company shall advise its current accountants of the provisions of this Section 6.4 and in such letter and thereafter in connection with each audit of the Company, the Company shall advise such accountants in writing that the audit of the financial statements of the Company and its Subsidiaries shall be delivered to the Senior Lender and the Purchaser and such parties shall be entitled to rely thereon. The Company hereby irrevocably authorizes and agrees to cause its Subsidiaries to irrevocably authorize all federal, state and municipal authorities to furnish to Purchaser copies of reports or examinations relating to the Company, whether made by the Company or otherwise.

        6.5 Accountants.

               The Company will retain, and cause each of its Subsidiaries to retain, independent public accountants who will certify the consolidated and consolidating financial statements of the Company and its Subsidiaries at the end of each fiscal year, and in the event that the services of the independent public accountants so selected, or any firm of independent public accounts hereafter employed by Company or its Subsidiaries, are terminated, the Company will promptly thereafter notify Purchaser and upon Purchaser's request, the Company will request or cause to be requested the firm of independent public accountants whose services are terminated to deliver (without liability to such firm) to Purchaser a letter from such firm setting forth the reasons for the termination of their services and in its notice to Purchaser the Company will state whether the change of accountants was recommended or approved by the board of directors of the Company or its Subsidiaries or any committee thereof.

        6.6 Disclosure of Material Matters.

               The Company will, as soon as practicable after learning thereof, report to Purchaser (a) all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral or its other assets including, without limitation, changes to significant contracts, schedules of equipment, changes of significant equipment or real property, the reclamation or repossession of, or the return to the Company of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (b) any material adverse change in the relationship between the Company and any of its suppliers or customers.

        6.7 Performance of Obligations.

               The Company will duly and punctually pay and/or perform, and will cause its Subsidiaries to duly punctually pay and/or perform, its obligations under this Agreement, the Senior Loan Documents and the Other Agreements to which it is a party.

        6.8 Preservation of Existence and Conduct of Business.

               The Company will and will cause each of its Subsidiaries (other than the Immaterial Foreign Subsidiaries) to preserve and maintain its corporate existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.

        6.9 Maintenance of Properties.

               The Company will and will cause each of its Subsidiaries (other than the Immaterial Foreign Subsidiaries) to operate and maintain in good condition and repair (ordinary wear and tear excepted) and replace as necessary, all of its assets and properties which are necessary or useful in accordance with sound business practices in the proper conduct of its business so that the value and operating efficiency of its assets and properties are maintained and preserved. The Company will and will cause each of its Subsidiaries (other than the Immaterial Foreign Subsidiaries) to at all times maintain the Intellectual Property in full force and effect, and will defend and protect the Intellectual Property against all material adverse claims.

        6.10 Payment of Taxes and Claims.

               The Company will and will cause each of its Subsidiaries (other than the Immaterial Foreign Subsidiaries) to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by the Company or any of its Subsidiaries or arising with respect to the occupancy, use, possession or leasing thereof (collectively the "Impositions") and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, neither the Company nor any of its Subsidiaries will be required to pay or discharge any claim for labor, material, or supplies or any Imposition which is being contested in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of Purchaser.

        6.11 Compliance with Laws.

               The Company will and will cause each of its Subsidiaries (other than the Immaterial Foreign Subsidiaries) to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of the Company's or any of such Subsidiaries' business if noncompliance with such acts, rules, regulations or orders could reasonably have a Material Adverse Effect; provided, however, the Company and each of its Subsidiaries may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP with respect thereto are established to the reasonable satisfaction of Purchaser.

        6.12 Payment of Leasehold Obligations.

               The Company will and will cause each of its Subsidiaries (other than the Immaterial Foreign Subsidiaries) to at all times pay, when and as due, its rental obligations under all leases under which it is a tenant or lessee, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Purchaser's request, will provide evidence of its having done so; provided, however, the Company and each of its Subsidiaries may contest or dispute its obligations under such leases by appropriate actions or proceedings diligently pursued if adequate reserves in conformity with GAAP with respect thereto are established to the reasonable satisfaction of Purchaser.

        6.13 Insurance.

               The Company will and will cause each of its Subsidiaries to maintain, with financially sound, reputable and solvent companies, insurance policies (a) insuring its assets against loss by fire, explosion, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, (b) insuring it against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, and insuring such other matters as may from time to time be requested by Purchaser and (c) insuring the life of Douglas Otto in the amount of $4,000,000. All general liability policies shall be endorsed in favor of Purchaser as an additional insured. The Company shall provide copies of all such insurance policies to Purchaser and copies of comparable policies to the Senior Lender (all in a form consistent with the collateral priorities set forth in the Senior Subordination Agreement and acceptable to Purchaser) within ten (10) days following Purchaser's request for the same. The Company shall (i) deliver all such policies to Purchaser immediately upon the Company's or any of its Subsidiaries' receipt thereof, (ii) pay, or cause to be paid, all premiums for such insurance at least thirty (30) days before such premiums become due, (iii) furnish to Purchaser satisfactory proof of the timely making of such payments, (iv) deliver to Purchaser evidence satisfactory to Purchaser of insurance renewal as soon as practicable before the expiration date of each expiring policy, and deliver all renewal binders and renewal policies to Purchaser as soon as available to the Company, (v) cause such policies to require the insurer to give notice to Purchaser of termination of any such policy at least thirty (30) days before such termination is to be effective, and (vi) immediately deliver written notice to the Purchaser of any casualty loss affecting the Collateral. If the Company or any of its Subsidiaries fails to provide and pay for any such insurance, Purchaser may, at its option, but shall not be required to, pay the same and charge the Company therefor. Notwithstanding the foregoing, the Company shall have ninety (90) days from the Closing Date to procure the insurance described in subclause (c) above.

        6.14 Inspection Rights.

               At any reasonable time and from time to time, the Company will and will cause each of its Subsidiaries to permit representatives of Purchaser to examine and make copies of the books and records of, and visit and inspect the properties of, the Company and its Subsidiaries, and to discuss the business, operations, and financial condition of the Company and its Subsidiaries with its respective officers and employees and with its independent certified public accountants. Such examinations and inspections may include, but are not limited to, audits of the application of proceeds from the Senior Subordinated Note. In accordance with and subject to the terms of Section 12.1 hereof, the Company will promptly reimburse Purchaser for all expenses incurred by representatives of Purchaser in connection with such inspections.

        6.15 Notices.

               The Company will promptly, but in any event within two (2) Business Days after first becoming aware thereof, notify Purchaser in writing of:

               (a) the commencement of any event, including but not limited to, any action, suit, or proceeding against the Company or any of its Subsidiaries, that could reasonably have a Material Adverse Effect, which notice shall specify the nature of such event and what action the Company or such Subsidiary has taken or is taking or proposes to take with respect thereto;

               (b) the occurrence of an event of default, or an event which with the passage of time or giving of notice or both constitutes an event of default under the Senior Loan Documents or under any instrument or agreement evidencing any other Indebtedness of the Company or any of its Subsidiaries in principal amount of $500,000 or more, which notice shall specify the nature of such event, condition or default and what action the Company or such Subsidiary has taken or is taking or proposes to take with respect thereto; or

               (c) The occurrence of a Default or an Event of Default, which notice shall specify the nature of such event, condition or default and what action the Company has taken or is taking or proposes to take with respect thereto.

Any notification required by this Section 6.15 shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer setting forth the details of the specified events and the action which the Company or any of its Subsidiaries proposes to take with respect thereto.

        6.16 Senior Loan Document Amendments.

               The Company shall promptly provide Purchaser with copies of all proposed amendments to the Senior Loan Documents and of all other agreements evidencing or relating to Indebtedness in principal amount of $500,000 or more to which the Company is a party.

        6.17 Further Assurances.

               The Company shall execute and deliver, and shall cause to be executed and delivered, to Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents as Purchaser may request, in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

        6.18 Compliance with ERISA and the Code.

               The Company will comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Employee Benefit Plan it or they sponsor or maintain, so as not to give rise to any liability thereunder. The Company will pay and will cause each other member of any Controlled Group to pay when due any amount payable by it to the Pension Benefit Guaranty Corporation. Promptly after the filing thereof, the Company shall furnish to Purchaser with regard to each Employee Benefit Plan, copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such plan for each plan year.

        6.19 Compliance with Regulations, T, U and X.

               Neither the Company nor any Person acting on its behalf will take any action which might cause this Agreement, the Senior Subordinated Note, the Senior Loan Documents or any Other Agreements to violate, and the Company will take all actions necessary to cause compliance with, Regulations T, U and X of the Board of Governors of the Federal Reserve System and the Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

        6.20 Fiscal Year.

               The Company will cause and will cause its Subsidiaries to cause their fiscal year to be the twelve month period ending on December 31 of each year.

        6.21 Environmental Costs.

               (a) The Company hereby indemnifies and holds Purchaser harmless from and against any liability, loss, damage, suit, action or proceeding pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law that relates to the Company or any of its Subsidiaries.

               (b) To the extent the laws of the United States or any state in which the Company or any of its Subsidiaries leases or owns property provide that a Lien upon the property of the Company or any of its Subsidiaries may be obtained for the removal of Hazardous Substances which have been released, then no later than sixty (60) days after notice is given by Purchaser to the Company, the Company shall deliver to Purchaser a report issued by a qualified, third party environmental consultant selected by the Company and approved by Purchaser as to the existence of any Hazardous Substances located upon or beneath the specified property, leased or owned by the Company or any of its Subsidiaries. To the extent any such Hazardous Substance is located therein or thereunder that either (i) subjects the property to Lien or (ii) requires removal to safeguard the health of any Person, the Company shall remove, or cause to be removed, such Lien and such Hazardous Substance at the Company's expense.

        6.22 Board Observation Rights.

               The Company will afford any representative designated by Purchaser (subject to such representative's execution of a customary non-disclosure agreement in favor of the Company) (a) not less than three (3) Business Days' actual notice of all regular and one (1) Business Day actual notice of all special meetings of the Company's Board of Directors, (b) the opportunity to attend all such meetings of the Company Board of Directors for the purpose of observing same, and (c) copies of all materials and information distributed at or prior to such meetings or otherwise to the directors of the Company.

        6.23 Guarantors.

               Cause UGG and each and every now existing or hereafter acquired or formed Subsidiary (other than Foreign Subsidiaries) to execute and deliver to Purchaser a guaranty and security agreement in form and substance satisfactory to Purchaser.

                          ARTICLE 7. NEGATIVE COVENANTS


        The Company covenants and agrees that from the date hereof until all of the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof (unless waived in writing by Purchaser at its sole discretion):

        7.1 Indebtedness.

               Neither the Company nor any of its Subsidiaries will create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, except Permitted Indebtedness. Any Permitted Indebtedness which consists of royalties or other contingent deferred purchase price payments to sellers in connection with future acquisitions shall be subordinated to the Senior Subordinated Obligations on terms satisfactory to Purchaser.

        7.2 Limitation on Liens.

               Neither the Company nor any of its Subsidiaries will incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, including, but not limited to, its shares of capital stock of each of its Subsidiaries, whether now owned or hereafter acquired, except for Permitted Liens.

        7.3 Merger, Acquisition, Dissolution and Sale of Assets.

               Neither the Company nor any of its Subsidiaries will (a) become a party to a merger or consolidation, (b) purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (c) dissolve or liquidate, (d) form, acquire or permit the existence of any Subsidiary or Subsidiaries or acquire any equity interest or make any investment in or loan to any other Person, or (e) sell, lease, assign, transfer or otherwise convey, assign or transfer any of its assets, including without limitation the stock of any Subsidiary except (i) inventory in the ordinary course of business, (ii) assets reasonably and in good faith determined by the Company or such Subsidiary to be obsolete or no longer necessary to the Company's or such Subsidiary's business, (iii) assets generating aggregate Net Cash Proceeds of no more than $500,000 in any fiscal year, (iv) sale of marketable securities, and (v) licensing of intellectual property in the ordinary course of business.

        7.4 Restricted Payments.

        7.4.1. Neither the Company nor any of its Subsidiaries will at any time make or become obligated to make, directly or indirectly, (a) any declaration of any dividend on, or any other payment or distribution in respect of (including any redemption), any shares of the Company or such Subsidiary, other than (i) dividends by a Subsidiary payable solely to the Company, (ii) redemption of Company stock in exchange for equity securities or other non-cash consideration,
(iii) purchases pursuant to the Company's stock buyback program and (iv) as provided in Section 7.4.2; (b) any professional fees, consulting fees, management fees, or any other payments to any shareholders or affiliates of the Company or its Subsidiaries, other than in the ordinary course of business on terms no more favorable than in a comparable arms-length transaction; or (c) payment or distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of the Company or of any warrant, option or other right to acquire such shares; or (d) payment or distribution on account of any Indebtedness of the Company or such Subsidiary which is subordinate to the Senior Subordinated Note pursuant to a subordination agreement satisfactory to the Purchaser.

        7.4.2. Anything herein to the contrary notwithstanding, the Company may at any time prior to November 25, 2005, redeem for cash shares of preferred stock issued to Mark Thatcher (a) from cash sources other than proceeds from the issuance of common stock so long as (i) no Default or Event of Default has occurred and is continuing; (ii) no Default or Event of Default will occur as a result of or after giving effect to such redemption; (iii) after giving effect to such redemption, the Company will have minimum revolving credit availability under the Senior Loan Agreement of not less than $7,500,000; and (iv) the Company shall have been in compliance with the following tests during the sixth months immediately preceding such redemption: (A) annual EBITDA of not less than $12,000,000, and (B) Leverage to Cash Flow ratio of (I) 3:00 to 1:00 during the period from Closing through November 25, 2003, (II) 2.50 to 1.00 during the period from November 26, 2003 through November 25, 2004, and (III) 2.00 to 1.00 during the period from November 26, 2004 through November 25, 2005, or (b) solely with proceeds from the issuance of common stock without regard to satisfaction of the foregoing conditions.

        7.5 Loans and Investments.

               Except for Permitted Investments, Permitted Indebtedness and as set forth below, neither the Company nor any Subsidiaries will make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of any Person. Notwithstanding the foregoing, the Company may acquire, or form any new Subsidiary to acquire the assets of another Person, provided that (i) the acquisition costs for all such acquisitions (including the total consideration paid to the seller(s), taxes, fees and other transaction costs) does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in any single transaction and Three Million Dollars ($3,000,000) in the aggregate, (ii) such acquisition is of a business engaged in the manufacture, design, marketing, distribution and/or sale (wholesale or retail) of apparel and related products, and/or outdoor sporting goods, and (iii) the acquisition is not hostile. In addition, the Company shall be permitted to make loans and advances (x) to its employees, provided that such loans and advances do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate outstanding at any time and are made in accordance with applicable law, and (y) to any Guarantor, which loans and advances may be repaid from time to time by any Guarantor to the Company, and (z) any Foreign Subsidiary, provided such loans and advances to Foreign Subsidiaries do not exceed One Million Dollars ($l,000,000) in the aggregate outstanding at any time, which loans and advances may be repaid from time to time by any Foreign Subsidiary to the Company.

        7.6 Transactions with Affiliates.

               Except (a) as contemplated by this Agreement and the Other Agreements, (b) the guaranty issued by the Company in favor of the Senior Lender guaranteeing the indebtedness of Douglas B. Otto to the Senior Lender (which indebtedness is in the principal amount of $[1,000,000]), and (c) the transfer to Holbrook of the foreign intellectual property assets acquired in the Acquisition and the payment of the purchase price therefor by Holbrook to the Company, neither the Company nor any of its Subsidiaries will enter into any transaction with any director, officer, employee, shareholder, or Affiliate of the Company or such Subsidiary except transactions upon terms which are fair and reasonable and which shall be at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of the Company or such Subsidiary.

        7.7 Nature of Business.

               Neither the Company or such Subsidiary will engage in any business other than the businesses set forth in Section 4.25, or any business reasonably related thereto; provided that the Company and any Subsidiary may directly or indirectly engage in the retail sale of apparel and related products and in the licensing of intellectual property to be used in connection with the sale of consumer goods.

        7.8 Modification of Senior Loan Documents.

               The Company will not agree or consent to any modification, amendment or waiver of any of the terms or provisions of its Certificate of Incorporation relating to the Company's preferred stock, in effect on the date hereof, without Purchaser's prior written consent. The provisions of the Senior Loan Documents may not be amended or modified in any manner that increases the revolving credit commitment thereunder by greater than $4,000,000, increases interest rates, fees or margins, increases any pricing matrix or method of making margin adjustments, accelerates the amortization or maturity dates of any payments of principal or other amounts, changes any other repayment provisions in a manner which makes such repayment provisions more restrictive, changes any financial covenant ratio in a manner which makes such financial covenant ratio more restrictive, or provides for any additional collateral, guaranty or pledge without the prior written consent of the Purchaser. Notwithstanding the foregoing, the Company may, without the prior written consent of Purchaser, replace the Senior Debt with a new senior debt facility on substantially the same or more favorable terms provided the replacement senior lender enters into a subordination agreement with Purchaser on substantially the same terms as the subordination agreement entered into on the Closing Date by Senior Lender and the Purchaser.

        7.9 Capital Expenditures.

               Neither the Company nor any of its Subsidiaries will make any Capital Expenditures if, as a result thereof, the Capital Expenditures of the Company and its Subsidiaries in the aggregate would, as a result thereof, exceed $2,000,000 annually. In the event that the Company or any of its Subsidiaries enters into a capital lease with respect to fixed assets, for purposes of calculating Capital Expenditures under this Section 7.9, the lesser of (a) the aggregate amount of the present value of all minimum payments (excluding executory costs) due for the entire term of such capital lease, or (b) the cost of such fixed asset at the inception of such capital lease shall be considered expended in full on the date that the Company or such Subsidiary enters into such capital lease.

        7.10 Financial Covenants.

               (a) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio of the Company on a consolidated basis at any time during the fiscal quarter(s) ending as set forth below to be less than the ratio set forth below for such quarter:

                        Fiscal Quarter                        Ratio
                        --------------                        -----
                      12/31/02 -- 3/31/03                   2.25:1.00
                      6/30/03 -- 3/31/04                    2.50:1.00
                      6/30/04 - 12/31/04                    2.75:1.00
                      3/31/05 -- 12/31/05                   3.25:1.00
                      3/31/06 and thereafter                3.50:1.00


               (b) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio of the Company on a consolidated basis at any time during the fiscal quarter(s) ending as set forth below to be less than the ratio set forth below for such quarter:

                        Fiscal Quarter                        Ratio
                        --------------                        -----
                      12/31/02 -- 3/31/03                   1.00:1.00
                      6/30/03 -- 12/31/04                   1.25:1.00
                      3/31/05 and thereafter                2.00:1.00

               (c) Leverage to Cash Flow Ratio. The Company will not permit the Leverage to Cash Flow Ratio of the Company on a consolidated basis at any time during the fiscal quarter(s) ending as set forth below to be greater than the ratio set forth below for such quarter:

                        Fiscal Quarter                        Ratio
                        --------------                        -----
                      12/31/02 -- 12/31/03                  5.00:1.00
                      3/31/04 -- 12/31/04                   4.00:1.00
                      3/31/05 -- 12/31/05                   3.00:1.00
                      3/31/06 and thereafter                2.00:1.00


        7.11 Remuneration.

               Neither the Company nor any of its Subsidiaries will permit the aggregate amount of salary and other direct and indirect remuneration (including, but not limited to, employee benefits and professional, consulting and management fees and expenses) paid by the Company during any fiscal year to Douglas Otto to exceed at any time $1,500,000 in the aggregate.

        7.12 Use of Proceeds.

               The Company will not use the proceeds of the sale of the Senior Subordinated Note for any other purpose except as set forth in Section 1.4.

                    ARTICLE 8. EVENTS OF DEFAULT AND REMEDIES

        8.1 Events of Default.

               The occurrence of any one or more of the following events shall constitute an "Event of Default":

        8.1.1. The Company shall fail to pay, when due (whether upon acceleration or otherwise), any principal, interest or other sums payable under the Senior Subordinated Note, any Deferral Note or this Agreement, or shall fail to pay, when due (whether upon acceleration or otherwise), any other Senior Subordinated Obligations;

        8.1.2. The Company or any of its Subsidiaries shall fail to pay when due, or shall breach any other obligation or covenant or create any default or event of default under (after passage of any applicable notice and cure periods, whether upon acceleration or otherwise), any Indebtedness having an outstanding principal amount equal to or greater than $500,000 or pursuant to which the Company has incurred a liability equal to or greater than $500,000 other than the Senior Debt;

        8.1.3. The Company shall fail to perform or observe any other agreement, covenant, term or condition contained in this Agreement or in the Senior Subordinated Note, the Deferral Note or the Other Agreements for a period of thirty (30) days after notice thereof to the Company;

        8.1.4. The Company or its Subsidiaries shall fail to comply with any agreement or contract binding on it or affecting its property or business and imposing liability on the Company of $500,000 or more per year, which continues beyond the grace period, if any, provided therein;

        8.1.5. Any event or condition occurs that results in the acceleration of the Senior Debt;

        8.1.6. Any representation, warranty, statement of fact or certification made by the Company or its Subsidiaries in this Agreement, the Senior Subordinated Note, the Other Agreements, any disclosure schedule or letter, exhibit, certificate, financial statement or other document delivered pursuant to this Agreement or the Other Agreements was incorrect or misleading in any material respect when made;

        8.1.7. The Company, any of its Subsidiaries other than Foreign Subsidiaries, or any Guarantor shall become subject to an Event of Bankruptcy;

        8.1.8. Any Foreign Subsidiary shall, without the prior consent of Purchaser, become subject to an Event of Bankruptcy.

        8.1.9. Any judgment or order for payment of money shall be rendered against the Company or any of its Subsidiaries which exceeds $500,000 and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

        8.1.10. The occurrence of an adverse change in the financial condition, organization, operations or fixed assets of the Company or its Subsidiaries, which, in Purchaser's reasonable opinion, has or could have a Material Adverse Effect.

        8.2 Remedies of Holders upon Occurrence of Event of Default.

               When any Event of Default described in Section 8.1 above, other than any Event of Default described Subsection 8.1.7 thereof, has occurred and is continuing, Purchaser may (in addition to any other right, power or remedy permitted to Purchaser by law) declare the entire amount of the Senior Subordinated Obligations, including, without limitation, the entire principal, Prepayment Fee (if any) and all interest accrued then outstanding under the Senior Subordinated Note and the Deferral Note, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company shall (subject to the terms of the Senior Subordination

Agreement) forthwith pay to Purchaser an amount equal to one hundred percent (100%) of the amount thereof. When any Event of Default described in Subsection
8.1.7 above shall occur, all of the Senior Subordinated Obligations, including, without limitation, the entire principal, Prepayment Fee (if any), and all accrued interest then outstanding under the Senior Subordinated Note, the Deferral Note and all other Senior Subordinated Obligations, shall thereupon be forthwith due and payable without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Holders of the Senior Subordinated Note), all of which are hereby expressly waived by the Company, and the Company will (subject to the terms of the Senior Subordination Agreement) forthwith pay all such amounts to Purchaser.

        8.3 Annulment of Acceleration.

               The provisions of the foregoing Section 8.2 are subject to the condition that, if all or any part of the Senior Subordinated Obligations have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, Purchaser may, by written instrument delivered to the Company (an "Annulment Notice"), rescind and amend such declaration and the consequences thereof as to the Senior Subordinated Note and Deferral Note, provided that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Subordinated Obligations in connection therewith, and
(b) all arrears of interest and all other sums payable on such Senior Subordinated Obligations in connection therewith (except any principal, interest or Prepayment Fee which has become due and payable solely by reason of such declaration under Section 8.2 hereof) shall have been duly paid or deferred by the Holder of the Senior Subordinated Obligations agreeing to such rescission and annulment; and, provided that no such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by Purchaser.

        8.4 Payment of Senior Subordinated Obligations.

               Subject to the terms of the Senior Subordination Agreement, Purchaser shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on the Senior Subordinated Note and payment of all other Senior Subordinated Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, to institute suit against the Company for the enforcement of any such payment. Such rights shall not be impaired without Purchaser's prior written consent.

        8.5 Remedies.

               Subject to the terms of the Senior Subordination Agreement, if any Event of Default shall occur and be continuing, each and every Holder may exercise any right or remedy it has at law, in equity or under this Agreement or any Other Agreement. No right or remedy conferred upon or reserved to Purchaser under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to Purchaser may be exercised from time to time and as often as may be deemed expedient by Purchaser.

        8.6 Conduct No Waiver.

               No course of dealing on the part of Purchaser, nor any delay or failure on the part of Purchaser to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice Purchaser's rights, powers and remedies. If the Company fails to pay, when due, the principal of, Prepayment Fee (if any) or the interest on, the Senior Subordinated Note, the Deferral Note or any other portion of the Senior Subordinated Obligations, or fails to comply with any other provision of this Agreement, the Company shall pay to the Holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, reasonable attorneys' fees, incurred by Purchaser in collecting any sums due on the Senior Subordinated Note and the Deferral Note or in otherwise enforcing any of Purchaser's rights.

                            ARTICLE 9. SUBORDINATION

        Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Senior Subordinated Note and the Deferral Note (if any) shall be subordinate in right of payment to all Senior Debt, including without limitation regularly scheduled payments of principal and interest with respect to Senior Debt, and Purchaser's rights and remedies hereunder shall be subordinate to the rights and remedies of the Senior Lender, in accordance with the terms and only to the extent of the Senior Subordination Agreement. Nothing contained in this Article 9 or elsewhere in this Agreement, the Senior Subordinated Note, the Deferral Note or the Senior Subordination Agreement is intended to or shall impair, as between the Company and Purchaser, the obligations of the Company, which are absolute and unconditional, to pay to Purchaser the principal of, Prepayment Fee (if any) and interest on the Senior Subordinated Note and the Deferral Note and all other Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Purchaser and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent Purchaser from exercising all remedies otherwise permitted by applicable law upon a Default or an Event of Default under this Agreement.

           ARTICLE 10. FORM OF SENIOR SUBORDINATED NOTE; REGISTRATION,
                            TRANSFER AND REPLACEMENT

        10.1 Form of Senior Subordinated Note.

               The Senior Subordinated Note initially delivered under this Agreement will be a note registered on the books of the Company in accordance with Section 10.2. The Senior Subordinated Note is issuable only in fully registered form, in denominations of at least $1,000,000 (or the then-remaining outstanding balance thereof, if less than $1,000,000). Any Senior Subordinated
Note issued hereunder, including any replacement notes, will contain the following legend:

           THIS INSTRUMENT AND THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED, IN THE MANNER AND TO THE EXTENT SET FORTH IN A SENIOR SUBORDINATION AGREEMENT (THE "SUBORDINATION AGREEMENT") DATED AS OF NOVEMBER 25, 2002, BY AND AMONG THE MAKER OF THIS INSTRUMENT, COMERICA BANK-CALIFORNIA ("BANK"), AND THE PAYEE OF THIS INSTRUMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, AGREES
           (i) TO BE BOUND BY THE TERMS OF THE SUBORDINATION AGREEMENT AND (ii) THE EVENT THAT ANY CONFLICT EXISTS BETWEEN THE TERMS OF THIS INSTRUMENT, ANY DOCUMENT EXECUTED IN CONNECTION WITH THE DELIVERY OF THIS INSTRUMENT AND THE TERMS OF THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND BE CONTROLLING.

        10.2 Senior Subordinated Note Register.

               The Company shall cause to be kept at the principal office a register for the registration and transfer of the Senior Subordinated Note. The names and addresses of the Holder of the Senior Subordinated Note, the transfer thereof and the name and address of the transferee of the Senior Subordinated Note shall be recorded in such register.

        10.3 Issuance of New Senior Subordinated Note upon Exchange or Transfer.

               Upon surrender for exchange or registration of transfer of the Senior Subordinated Note at the office of the Company designated for notices in accordance with Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Senior Subordinated Note of any authorized denomination requested by the Holder of the surrendered Senior Subordinated Note each dated the date to which interest has been paid on the Senior Subordinated Note so surrendered (or, if no interest has been paid, the date of the surrendered Senior Subordinated Note) but in the same aggregate unpaid principal amount as the surrendered Senior Subordinated Note and registered in the name of such Person or Persons as shall be designated in writing by such Holder. Every Senior Subordinated Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Senior Subordinated Note or by its attorney duly authorized in writing.

        10.4 Replacement of Senior Subordinated Note.

               Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of the Senior Subordinated Note and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of the Senior Subordinated Note the Company, without charge to the Holder thereof, will make and deliver a new Senior Subordinated Note of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Note. If any such lost, stolen or destroyed Senior Subordinated Note is owned by Purchaser or any other institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Senior Subordinated Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Senior Subordinated Note other than a written indemnification agreement of such owner (in form reasonably satisfactory to the Company and its counsel).

        10.5 Deferral Note.

               The provisions of Article 10 shall also apply to any Deferral
Note issued by the Company as provided herein.

                     ARTICLE 11. INTERPRETATION OF AGREEMENT

        11.1 Certain Terms Defined.

        Terms used in this Agreement and not defined shall have the meanings ascribed thereto below.

Acquisition. This term means the acquisition of the assets of Seller pursuant to the Acquisition Documents.

Acquisition Documents. This term means the Asset Purchase Agreement dated as of October 9, 2002 by and among Seller and the Company, as amended, all exhibits and schedules thereto, and all documents, agreements, and opinions executed and delivered in connection therewith.

Affiliate. This term means any Person directly or indirectly controlling, controlled by, or under common control with, the Person in question. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

Agreement. This term means this Note Purchase Agreement, including all amendments, modifications and supplements thereto.

Annulment Notice.  This term is defined in Section 8.3 hereof.

Assignment of Life Insurance. This term means the Assignment of Life Insurance by the Company in favor of the Purchaser on the life of Douglas Otto, as amended or modified from time to time.

Business Day. This term means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the State of Michigan or California.

Capital Lease. This term means, with respect to any Person, any lease which is or should be capitalized on the balance sheet of such Person in accordance with GAAP.

Capital Expenditures. This term means expenditures made and liabilities or commitments incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets or incurrence of such expenses by way of increased product or service charges, offset items or otherwise and payments with respect to capitalized lease obligations.

Capital Stock. This term means, as to any Person, its common stock and any other capital stock of such Person authorized from time to time, and any other shares, options, interests, participations, or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

Closing. This term means the consummation of the transactions contemplated by the Note Agreement and the Other Agreements, in accordance with the terms thereof or with such amendments or waivers thereto as are acceptable to Purchaser in its sole discretion.

Closing Date. This term means the date on which all of the conditions stated in
Article 5 hereof have been met or waived to Purchaser's satisfaction and the purchase price for the Senior Subordinated Note has been paid.

Code. This term means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

Collateral. This term is defined in the Security Documents, and shall include all assets of the Company and its Subsidiaries on or in which the Senior Lender has a Lien to secure the Senior Debt.

Common Stock. This term means all common stock of the Company issued from time to time.

Commission. This term means the Securities and Exchange Commission and any successor federal agency having similar powers.

Company. This term means Deckers Outdoor Corporation, a Delaware corporation.

Controlled Group. This term means any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which the Company is a member.

Current Interest Expense. This term means, for any period, cash interest paid or accrued by the Company and its Subsidiaries during such period, on a consolidated basis, on all outstanding Indebtedness of the Company and its Subsidiaries.

Default. This term means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

Deferral Note. This term is defined in Section 2.1.1(c) hereof.

EBITDA. This term means the Company's earnings before interest, income tax, depreciation and amortization, plus Extraordinary Expenses less Extraordinary Income, for the last full 12-month period immediately preceding the date of determination determined in accordance with GAAP.

Employee Benefit Plan. This term means any employee benefit plan, as defined in
Section 3(3) of ERISA, which is, previously has been or will be established or maintained by any member of a Controlled Group.

Environmental Laws. This term means all federal, state, or local laws, ordinances, rules, regulations, interpretations, directives and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and/or workplace health and safety and other laws, ordinances, rules, regulations, interpretations, directives and orders of courts or administrative agencies or authorities relating to (a) Hazardous Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Hazardous Substances.

ERISA. This term means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

Event of Bankruptcy. This term means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by a Person of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person's assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within forty-five (45) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within 45 days.

Event of Default.  This term is defined in Section 8.1 hereof.

Excess Interest.  This term is defined in Section 2.8 hereof.

Exchange Act. This term means the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

Extraordinary Expense. This term means items of expense outside the ordinary course of the Company's business.

Extraordinary Income. This term means items of income outside the ordinary course of the Company's business.

Fiscal Year. This term means the Company's fiscal year of January 1 through December 31.

Fixed Charge Coverage Ratio. This term means the ratio of (a) EBITDA less Capital Expenditures, to (b) the sum of Current Interest Expense plus Scheduled Debt Amortization of the Company.

Foreign Subsidiaries. This term means all Subsidiaries of the Company that are not organized under the laws of any state or any territory of the United States of America.

GAAP. This term means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question; provided that the Company nor its Subsidiaries may change the use or application of any accounting method, practice or principle with the prior written consent of Purchaser, which consent may require that an adjustment be made to certain of the covenants set forth herein. Accounting principles are applied on a consistent basis when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

Guarantors. This term means UGG Holdings, Inc., a California corporation, and any Subsidiary of the Company which, from time to time, delivers a guaranty to Purchaser as provided herein, and "Guarantor" means any of the Guarantors.

Hazardous Substances. This term means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," or "toxic substance" which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

Holbrook. This term means Holbrook, LTD, a Hong Kong corporation and wholly-owned Subsidiary of the Company.

Holder. This term means, when used in reference to the Senior Subordinated Notes and/or the Senior Subordinated Obligations, the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of the Senior Subordinated Notes or an obligee or payee of all or a portion of the Senior Subordinated Obligations. Notwithstanding the foregoing, in no event may a Holder be any person to whom a Transfer has been made otherwise than in accordance with Section 12.5 hereof.

Immaterial Foreign Subsidiary. This term means any Foreign Subsidiary which has net assets of less than $1,000,000.

Impositions. This term is defined in Section 6.10 hereof.

Indebtedness. This term means for any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized,
(d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, but excluding any endorsements of negotiable instruments, drafts, checks and other similar instruments made in the ordinary course of business, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (f) trade accounts payable more than ninety (90) days past due, excluding trade accounts payable in an aggregate principal amount at any time outstanding of $100,000 which are being contested in good faith, (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (c), (d) or (e), excluding trade accounts payable in the ordinary course of business.

Intellectual Property. This term means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names, copyrights and other intangible proprietary rights.

Interest Coverage Ratio. This term means the ratio of EBITDA of the Company and its Subsidiaries to Current Interest Expense of the Company and its Subsidiaries.

Interest Payment Date. This term means the last Business Day of each month.

Knowledge of the Company. This term means to the actual knowledge of the chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other executive officer of the Company.

Leverage to Cash Flow Ratio. This term means, on any date, the ratio obtained by dividing (a) the aggregate principal amount of the Net Funded Debt of the Company and its Subsidiaries outstanding on such date, to (b) EBITDA of the Company and its Subsidiaries less Capital Expenditures.

Lien. This term means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

Material Adverse Effect. This term means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries or (b) a material adverse effect on the ability of the Company or its Subsidiaries to perform their obligations under the Note Agreement or any of the Other Agreements to which it is a party or (c) a material adverse effect on the ability of Purchaser to enforce or collect any of the Senior Subordinated Obligations which was not caused by any action or inaction of Purchaser. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect. Purchaser agrees that for purposes of this Agreement, the $4,290,000 award entered against the Company in the Yeti Action shall not be deemed to constitute a Material Adverse Effect.

Maturity Date. This term means the earliest to occur of (a) November 25, 2008,
(b) the date on which the Senior Subordinated Note and any Deferral Note is accelerated pursuant to Article 8 hereof, or (c) the date on which the Senior Subordinated Obligations are paid in full.

Maximum Rate.  This term is defined in Section 2.8 hereof.

Net Cash Proceeds. This term means the cash proceeds from such sale or disposition, less any proceeds used to replace the asset which is the subject of the sale or disposition and net of (i) attorneys' fees, accountants' fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the debt secured by a lien not prohibited hereunder on any asset which is the subject of such sale or disposition, (ii) other customary fees, expenses and commissions incurred in connection with the sale or disposition, and (iii) taxes paid or reasonably estimated to be payable as a result of such sale or disposition.

Net Funded Debt. This term means, on any date, the sum of the principal amount of Senior Debt outstanding on such date, plus the principal amount of Senior Subordinated Obligations outstanding on such date, plus the principal amount of Seller Debt outstanding on such date, less cash-on-hand of the Company and its Subsidiaries.

Non-Recurring Charges. This term means those extraordinary losses, charges and expenses that may be incurred by the Company from time to time, as may be acceptable to the Purchaser.

Note Agreement. This term means this Note Purchase Agreement and all documents evidencing indebtedness hereunder, as the same may be amended from time to time, and any refinancing, refunding, or replacements of the indebtedness under this Note Purchase Agreement.

Other Agreements. This term means the Senior Subordinated Note, the Deferral Note, the Security Documents and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter) executed or delivered in connection with this Agreement and the Senior Subordinated Note, and all renewals, modifications and extensions thereof, whether now or hereafter executed by or on behalf of the Company, any of its Subsidiaries, any guarantor or any other Person and delivered to and for the benefit of Purchaser or any Person participating with Purchaser in the Senior Subordinated Note with respect to the Note Agreement or any of the transactions contemplated by the Note Agreement.

Partial Deferral.  This term is defined in Section 2.1.1(c) hereof.

Pension Plan. This term means any employee pension benefit plan, as defined in
Section 3(2) of ERISA, which is, was or will be established or maintained by any member of the Controlled Group.

Permitted Indebtedness. This term means (a) any Indebtedness in favor of the Senior Lender under the Senior Loan Agreement and created pursuant thereto, (b) any Indebtedness in favor of Purchaser under the Note Agreement and/or the Other Agreements and created pursuant thereto, (c) Indebtedness constituting Seller Debt, (d) presently existing or hereafter arising purchase money Indebtedness incurred by the Company to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section
7.9 hereof, (e) the Indebtedness as of the Closing Date, set forth on Schedule
4.10 hereto, (f) Indebtedness up to a maximum aggregate amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time incurred in the ordinary course of business, (g) trade obligations and normal accruals in the ordinary course of business not yet due and payable, (h) intercompany Indebtedness, (i) royalties payable on licensing agreements, (j) the guaranty issued by the Company in favor of the Senior Lender guaranteeing the indebtedness of Douglas
B. Otto to the Senior Lender (which indebtedness is in the principal amount of $[1,000,000]), (k) guaranties issued by the Company on behalf of an Australian supplier in an aggregate amount not to exceed $500,000 from time to time.

Permitted Investments.  This term means the following:

                      (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States Government is pledged in support thereof), having maturates of not more than twelve (12) months from the date of acquisition;

                      (b) time deposits and certificates of deposit (i) of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve months from the date of acquisition or (ii) which are fully insured by the Bank Insurance Fund or Savings Association Insurance Fund with maturities of not more than twelve (12) months from the date of acquisition;

                      (c) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. or an equivalent rating by a nationally recognized rating agency reasonably acceptable to the Purchaser, and in each case maturing not more than twelve (12) months after the date of acquisition;

                      (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above; or

                      (e) forward contracts for forward currency hedging.

Permitted Liens. This term means (a) Liens in favor of the Senior Lender under the Senior Loan Documents, (b) Liens in favor of Purchaser under the Security Documents, (c) Liens securing purchase money Indebtedness or capital leases incurred to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.9 hereof, but only so long as (i) such Lien attaches only to the asset so financed, (ii) the Indebtedness secured by such Lien does not exceed one hundred percent (100%) of the purchase price, including installation and freight, of the asset so financed and (iii) no Default or Event of Default has occurred and is continuing, (d) Liens for taxes that are not delinquent or that are being diligently contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company, (e) statutory liens, such as inchoate mechanics', inchoate materialmen's, landlord's, warehousemen's, and carriers' liens, and other similar liens, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, and (f) judgment Liens that do not constitute an Event of Default.

Permitted Transferees. This terms means, with respect to any Person, (i) any trust which is controlled and revocable by such Person acting alone, (ii) the spouse and lineal descendants of such Person, or (iii) a trust for the benefit of the spouse or lineal descendants of such Person.

Person. This term means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

Prepayment Fee. This term is defined in Section 2.2 hereof and includes any Prepayment Fee arising as a result of Purchaser's exercise of its rights and remedies under Section 8.2 hereof.

Property. This term means all real property owned, leased or operated by the Company or any of its Subsidiaries.

Purchaser. This term means The Peninsula Fund III Limited Partnership, a Delaware limited partnership, together with all of its transferees, successors and assigns (in accordance with Section 12.5 hereof) of all or any portion of the Senior Subordinated Note or the Senior Subordinated Obligations and any nominees on whose behalf any of the foregoing purchase or otherwise acquire, in accordance with Section 12.5 hereof, any of such Indebtedness of the Company, and shall include, but not be limited to, each and every "Holder" as defined herein.

Reportable Event. This term means (i) any of the events set forth in Sections 4043(b) (other than a merger, consolidation or transfer of assets in which no Pension Plan involved has any unfunded benefit liabilities), 4068(f) or 4063(a) of ERISA, (ii) any event requiring any member of the Controlled Group to provide security under Section 401(a)(29) of the Code, or (iii) any failure to make payments required by Section 412(m) of the Code.

Scheduled Debt Amortization. This term means actual principal payments made on Senior Debt, Senior Subordinated Obligations and Seller Debt of the Company.

Securities Act. This term means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Security Documents. This term means all security agreements, pledge agreements, collateral assignments of life insurance (including the Assignment of Life Insurance), the guarantees, mortgage, deeds of trust and other documents executed in connection with the Note Agreement and granting to Purchaser liens and security interests in the Collateral, second in priority only to the liens and security interests of the Senior Lender under and only to the extent provided by the Senior Loan Agreement, all renewals, modifications or extensions of such documents, and any such documents hereafter executed in favor of Purchaser to secure payment of all or any part of the Senior subordinated Obligations, together with all financing statements and other documents necessary to record or perfect the liens granted by any of the foregoing.

Seller.  This term means, together, Mark Thatcher and Teva Sport Sandals, Inc.

Seller Debt. This term means the Indebtedness of the Company to Mark Thatcher in the aggregate original principal amount of $13,000,000 pursuant to that certain secured promissory note dated November 25, 2002, maturing on November 25, 2008.

Senior Debt. This term means, at any given time, the Indebtedness (whether now outstanding or hereafter incurred) of the Company in respect of the Senior Loan Agreement, in a principal amount not to exceed $20,000,000 in revolving credit and $7,000,000 in Senior Term Debt (less the aggregate amount of principal payments made by the Company or its Subsidiaries to the Senior Lender under such term loan), plus interest, fees, expenses, indemnities and all other amounts payable under the Senior Loan Agreement and any notes, security documents, guaranties or other loan documents referred to therein or pursuant thereto, secured by all assets of the Company or its Subsidiaries.

Senior Lender. This term means Comerica Bank-California, and its successors and assigns, and any Person who replaces or refinances the Senior Loans under the terms set forth in Section 7.1(c) of the Note Agreement.

Senior Loan Agreement. This term means the Amended and Restated Credit Agreement among the Company, UGG and Comerica Bank-California, dated as of November 25, 2002, as amended, modified and supplemented from time to time, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

Senior Loan Documents. This term means the Senior Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, as amended, modified and supplemented from time to time.

Senior Subordinated Note. This term means a term promissory note in the principal amount of $14,000,000 issued to Purchaser pursuant to the Note Agreement, together with all renewals, modifications, extensions, substitutions and replacements thereof.

Senior Subordinated Obligations. This term means and includes any and all Indebtedness and/or liabilities of the Company and its Subsidiaries to Purchaser of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under the Note Agreement, the Senior Subordinated Note, the Deferral Note or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether or not evidenced by any agreement or instrument) and all obligations of the Company to Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness and/or liabilities.

Senior Subordination Agreement. This term means that certain Senior Subordination Agreement of even date herewith executed by the Company, Senior Lender, and Purchaser pursuant to which the relative priorities of the Senior Lender and Purchaser with respect to the repayment of Senior Debt and the Senior Subordinated Obligations are established, and all amendments and modifications thereto.

Senior Term Debt. This term means the term loan in the original principal amount of $7,000,000 made by Senior Lender to the Company pursuant to the Senior Loan Documents, maturing on November 25, 2004 and repayable pursuant to a two year amortization schedule.

Subsequent Interest Deferral. This term is defined in Section 2.1.1(c) hereof.

Subsidiary. This term means each Person of which or in which the Company or its other Subsidiaries own directly or indirectly more than fifty percent (50%) of
(i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person;
(ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture, or similar entity; or (iii) the beneficial interest of such Person, if it is a trust, association, or other unincorporated organization.

Termination Event. This term means (a) a Reportable Event, (b) the termination of a Pension Plan which has unfunded benefit liabilities (including an involuntary termination under Section 4042 of ERISA), (c) the filing of a Notice of Intent to Terminate a Pension Plan, (d) the initiation of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (e) the appointment of a trustee to administer a Pension Plan under Section 4042 of ERISA.

Transfer. This term is defined in Section 12.5 hereof.

Transferee. This term means any Person to whom a Transfer is made.

UGG. This terms means UGG Holdings, Inc., a California corporation.

Yeti Action. This term means that certain action styled Yeti by Molly Ltd. v. Deckers Outdoor Corp., pending in the United States District Court for the District of Montana, Case No. CV 95-27-M-CCL.

        11.2 Other Terms.

        11.2.1. Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the State of Michigan, as from time to time in effect.

        11.2.2. For purposes of the definitions of Interest Coverage Ratio, Cash Flow Coverage Ratio and Leverage to Cash Flow Ratio only, the following four covenant variables, EBITDA, Current Interest Expense, Capital Expenditures, and Scheduled Debt Amortization, are calculated as follows:

               (a) if the Senior Subordinated Obligations have been outstanding less than twelve months:

                      (i) for determining Current Interest Expense and Scheduled Debt Amortization, by:


                             (A)    using the latest available internally
                                    prepared, GAAP compliant, financial
                                    statements;

                             (B) calculating Current Interest Expense and Scheduled Debt Amortization from the date of funding of the Senior Subordinated Obligations through the date of the internally prepared statements;

                             (C)    dividing each of the resulting variables in
                                    (B) by the number of months since the
                                    funding of the Senior Subordinated
                                    Obligations;

                             (D) multiplying the results from (C) by 12 (which in effect annualizes the Current Interest Expense and principal payments from the date of funding of the Senior Subordinated Obligations);

                      (ii)   for determining EBITDA and Capital Expenditures,
                             by:

                             (A)    using the latest available internally
                                    prepared, GAAP compliant, financial
                                    statements;

                             (B) calculating EBITDA and Capital Expenditures for the trailing twelve month period through the date of the internally prepared statements, using the EBITDA and Capital Expenditures figures for the months in such trailing twelve month period which ended prior to the Closing Date which are set forth on Exhibit C attached hereto;

               (b) if the Senior Subordinated Obligations have been outstanding twelve months or longer, by:

                      (i) using the latest available internally prepared, GAAP compliant, financial statements;

                      (ii) calculating EBITDA, Current Interest Expense, Capital Expenditures, and principal payments for the trailing twelve month (TTM) period through the date of the internally prepared statements.

        11.3 Accounting Principles.

        Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done, unless specified otherwise, in accordance GAAP, except where such principles are inconsistent with the requirements of this Agreement.

        11.4 Directly or Indirectly.

        Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

                            ARTICLE 12. MISCELLANEOUS

        12.1 Expenses.

               The Company agrees to pay (a) all reasonable out-of-pocket expenses of Purchaser (including reasonable fees, expenses and disbursements of Purchaser's counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Senior Subordinated Note, the Other Agreements, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; (b) annual loan monitoring fees of Purchaser, which fees will not exceed $10,000 per year prior to the occurrence of an Event of Default; and (c) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts. The attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or Purchaser in any way or respect arising in connection with or relating to any of the events or actions described in this Article 12 shall be payable by the Company to Purchaser, on demand, and shall be additional Senior Subordinated Obligations secured under this Agreement and the Other Agreements. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. The Company agrees to indemnify Purchaser from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by the Company or any other Person of this Agreement, the Other Agreements, and any documents executed in connection therewith; provided that such taxes, assessments or charges do not arise from Purchaser's violation of law, gross negligence, breach of this Agreement or willful misconduct.

        12.2 Indemnification.

               IN ADDITION TO AND NOT IN LIMITATION OF THE OTHER INDEMNITIES PROVIDED FOR HEREIN OR IN ANY OTHER AGREEMENTS, THE COMPANY HEREBY INDEMNIFIES AND HOLDS HARMLESS PURCHASER AND ANY OTHER HOLDERS, AND EVERY AFFILIATE OF ANY OF THE FOREGOING, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM ANY CLAIMS, ACTIONS, DAMAGES, COSTS, ATTORNEYS' FEES AND EXPENSES (INCLUDING ANY OF THE SAME ARISING OUT OF THE SOLE, COMPARATIVE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT OR THE OTHER AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED

INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, OR FROM ANY VIOLATION OR CLAIM OF VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OR FROM ANY GOVERNMENTAL OR JUDICIAL CLAIM, ORDER OR JUDGMENT WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OF THE COMPANY, OR FROM ANY BREACH OF THE WARRANTIES, REPRESENTATIONS OR COVENANTS CONTAINED IN THIS AGREEMENT OR THE OTHER AGREEMENTS. THE FOREGOING INDEMNIFICATION INCLUDES ANY SUCH CLAIMS, ACTIONS, DAMAGES, COSTS, AND EXPENSES INCURRED BY REASON OF THE SOLE, COMPARATIVE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDES ANY OF THE SAME INCURRED BY REASON OF SUCH PERSON'S VIOLATION OF LAW, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

        12.3 Notices.

               Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, (a) if to Purchaser, addressed to Purchaser at the address specified on Annex I hereto or to such other address as Purchaser may in writing designate, (b) if to any other Holder, addressed to such Holder at such address as such Holder may in writing designate, and (c) if to the Company, addressed to the Company at the address set forth next to its name on the signature pages hereto or to such other address as the Company may in writing designate. Notices shall be deemed to have been validly served, given or delivered, and "the date of such notice" or words of similar effect shall mean the date five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, express delivery or otherwise), whichever is earlier.

        12.4 Reproduction of Documents.

               This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Purchaser at the closing of the purchase of the Senior Subordinated Notes, and (c) financial statements, certificates and other information previously or hereafter furnished to Purchaser, may be reproduced by Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

        12.5 Assignment; Sale of Interest.

               The Company may not sell, assign or transfer and shall not permit its Subsidiaries to sell, assign or transfer this Agreement or any of the Other Agreements or any portion thereof, including, without limitation, the Company's or its Subsidiaries' rights, title, interests, remedies, powers and/or duties hereunder or thereunder. The Company hereby consents to Purchaser's participation, sale, assignment, transfer or other disposition (collectively, a "Transfer"), at any time or times hereafter, of this Agreement, or the Other Agreements to which the Company or its Subsidiaries is a party, or of any portion hereof or thereof, including, without limitation, Purchaser's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. In connection with any Transfer, the Company agrees to cooperate fully with Purchaser and any potential Transferee. Such cooperation shall include, but is not limited to, cooperating with any audits or other due diligence investigation undertaken by any potential Transferee. Notwithstanding the foregoing, the Purchaser agrees that (a) it will not Transfer this Agreement or the Other Agreements to an entity whose primary business directly competes with the Company's business as set forth in Section 7.7, and (b) Purchaser will give written notice to the Company of its intent to make a Transfer thirty (30) days prior to such Transfer and during the thirty (30) day period the Company shall have the right to prepay the Senior Subordinated Obligations in full without Prepayment Fee.

        12.6 Successors and Assigns.

               This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        12.7 Headings.

               The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        12.8 Counterparts.

               This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.4.

        12.9 Reliance on and Survival Provisions.

               All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the closing, (a) shall be deemed to be material and to have been relied upon by Purchaser, notwithstanding any investigation heretofore or hereafter made by Purchaser or on Purchaser's behalf, and (b) shall survive the delivery of this Agreement and the Senior Subordinated Note until all obligations of the Company under this Agreement shall have been satisfied.

        12.10 Integration and Severability.

               This Agreement and the Other Agreements embody the entire agreement and understanding among Purchaser, the Company and its Subsidiaries, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Senior Subordinated Note or Deferral Note, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

        12.11 LAW GOVERNING.

               THIS AGREEMENT HAS BEEN SUBSTANTIALLY NEGOTIATED AND IS BEING EXECUTED, DELIVERED, AND ACCEPTED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF MICHIGAN. ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. THE SENIOR SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN. PURCHASER RETAINS ALL RIGHTS UNDER THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST. THE COMPANY FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OTHER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN ANY COURT OF THE STATE OF MICHIGAN, OR IN ANY COURT OF THE UNITED STATES OF AMERICA SITTING IN MICHIGAN, AND THE COMPANY HEREBY SUBMITS TO AND ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION OF THOSE COURTS WITH RESPECT TO ITS PERSON AND PROPERTY, AND IRREVOCABLY

CONSENTS TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING BY PERSONAL DELIVERY TO SUCH AGENT OR TO THE COMPANY OR BY THE MAILING THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 12.3, SUCH SERVICE TO BE EFFECTIVE AS THE EQUIVALENT OF PERSONAL DELIVERY UPON THE DATE OF MAILING AND SUCH SERVICE WILL CONSTITUTE PERSONAL SERVICE. NOTHING IN THIS SECTION 12.11 SHALL AFFECT THE RIGHT OF PURCHASER TO BRING ANY SUCH ACTION OR PROCEEDING AGAINST THE COMPANY OR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN THE ABOVE DESCRIBED COURTS.

        12.12 WAIVERS; MODIFICATION.

               NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

        12.13 CONFIDENTIALITY.

               PURCHASER AGREES TO KEEP ANY NON-PUBLIC INFORMATION DELIVERED OR MADE AVAILABLE TO IT BY THE COMPANY CONFIDENTIAL AND TO USE SUCH INFORMATION ONLY FOR THE PURPOSE OF EVALUATING, APPROVING, STRUCTURING AND ADMINISTERING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (COLLECTIVELY, THE "TRANSACTIONS"); PROVIDED THAT NOTHING HEREIN SHALL PREVENT PURCHASER FROM DISCLOSING SUCH INFORMATION (I) TO PERSONS EMPLOYED OR RETAINED BY PURCHASER WHO ARE ENGAGED OR EXPECTED TO BE ENGAGED IN EVALUATING, APPROVING, STRUCTURING OR ADMINISTERING THE TRANSACTIONS, (II) TO ANY OTHER PERSON IF REASONABLY INCIDENTAL TO THE ADMINISTRATION OF THE TRANSACTIONS, (III) TO ANY OTHER PURCHASER OR HOLDER, (IV) PURSUANT TO ANY SUBPOENA OR EXPRESS DIRECTION OF ANY COURT OR OTHER AUTHORIZED GOVERNMENTAL AGENCY OR AS OTHERWISE REQUIRED BY LAW,
(V) UPON THE REQUEST OR DEMAND OF ANY REGULATORY AGENCY, EXAMINER OR COMPARABLE AUTHORITY, (VI) WHICH HAS THERETOFORE BEEN PUBLICLY DISCLOSED OR IS OTHERWISE AVAILABLE TO PURCHASER ON A NON-CONFIDENTIAL BASIS FROM A SOURCE THAT IS NOT, TO ITS KNOWLEDGE, SUBJECT TO A CONFIDENTIALITY AGREEMENT WITH THE COMPANY, (VII) IN CONNECTION WITH ANY LITIGATION TO WHICH ANY PURCHASER OR ANY OF ITS AFFILIATES MAY BE A PARTY, (VIII) TO THE EXTENT NECESSARY IN CONNECTION WITH THE EXERCISE OF ANY REMEDY HEREUNDER, (IX) TO PURCHASER'S AFFILIATES (INCLUDING ITS GENERAL AND LIMITED PARTNERS AND INVESTMENT COMMITTEE), LEGAL COUNSEL AND INDEPENDENT AUDITORS (X) IN CONNECTION WITH ANY GENERAL ADVERTISING OR OTHER



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

GENERAL WRITTEN DESCRIPTION BY PURCHASER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (DISCLOSING ONLY THE NAME OF THE COMPANY AND ITS SUBSIDIARIES, THEIR LOGO AND THE AMOUNT AND/OR GENERAL NATURE OF THE INVESTMENT BY PURCHASER), AND (XI) SUBJECT TO PROVISIONS SUBSTANTIALLY SIMILAR TO THOSE CONTAINED IN THIS
SECTION 12.13, TO ANY ACTUAL OR PROPOSED TRANSFEREE OR ASSIGNEE. A PURCHASER THAT DISCLOSES CONFIDENTIAL INFORMATION TO OTHER PERSONS AS CONTEMPLATED BY CLAUSE (I), (II) OR (XI) OF THE FOREGOING PROVISO SHALL INFORM SUCH OTHER PERSONS OF THE CONFIDENTIAL NATURE OF SUCH INFORMATION AND SHALL INSTRUCT THEM TO KEEP SUCH INFORMATION CONFIDENTIAL (EXCEPT FOR DISCLOSURES PERMITTED BY THE FOREGOING PROVISO). BEFORE ANY PURCHASER DISCLOSES CONFIDENTIAL INFORMATION PURSUANT TO CLAUSE (IV) AND (VII) OF THE FOREGOING PROVISO, SUCH PURCHASER SHALL, TO THE EXTENT PERMITTED BY LAW, ADVISE THE COMPANY OF SUCH PROPOSED DISCLOSURE SO THAT THE COMPANY MAY, IN ITS DISCRETION, SEEK AN APPROPRIATE PROTECTIVE ORDER.

        12.14 WAIVER OF JURY TRIAL.

               TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTE OR ANY OF THE OTHER AGREEMENTS OR OTHER DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.


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

        IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

                                        COMPANY:

                                        DECKERS OUTDOOR CORPORATION


                                        By: /s/ Scott Ash
                                           -------------------------------------
                                              Its: CFO
                                                  ------------------------------


                                        Company's Address for Notices:
                                        495-A South Fairview Avenue
                                        Goleta, CA  93117
                                        Attn:  Chairman
                                        Facsimile:  805-967-7862

                                        with a copy to:

                                        PURCHASER:

                                        THE PENINSULA FUND III LIMITED
                                        PARTNERSHIP

                                        By:   Peninsula Capital Partners L.L.C.
                                              Its:  General Partner


                                        By:   /s/ Scott A. Reilly
                                              ----------------------------------
                                              Scott A. Reilly, President and
                                              Chief Investment Officer



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